UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Owens & Minor, Inc.

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Owens & Minor™

2022 PROXY STATEMENT

RICHMOND BRANCH
THE Owens and Minor Drug Co. LIMITED
1007
SOUTHERN DENTAL ROOMS

EST. JANUARY 18, 1882

OWENS & MINOR DRUG CO
BEST ON EARTH
RICHMOND, VA.

140 YEARS OF EXCELLENCE

9120 Lockwood Boulevard
Mechanicsville, Virginia 23116
(804) 723-7000

March 17, 2022

Dear Shareholders:

It is a pleasure to invite you to the Owens & Minor, Inc. Annual Meeting of Shareholders on Friday, April 29, 2022 at 9:00 a.m. Eastern Time. Due to ongoing concerns regarding the COVID-19 virus, the Annual Meeting will be held in a virtual meeting format only, via the Internet. Additionally, we believe that a virtual meeting allows us to make participation accessible for shareholders from any geographic location while reducing the costs and environmental impact associated with holding an in-person meeting. Information regarding attending the virtual Annual Meeting can be found on page 54 of the Proxy Statement.

The Notice of 2022 Annual Meeting of Shareholders and Proxy Statement describe the items of business for the meeting. In addition to considering these matters, we will review significant accomplishments and events since our last shareholders’ meeting as well as future opportunities and initiatives we intend to pursue. Our Board of Directors and management team will be present to discuss items of interest and to answer questions.

The Notice of 2022 Annual Meeting of Shareholders contains instructions on how to access our proxy materials and our 2021 Annual Report/Form 10-K over the Internet as well as how shareholders can receive paper copies of such documents, if they so desire.

You may vote your shares via the Internet or by telephone or, if you prefer, you may request paper copies of the proxy materials and submit your vote by mail by following the instructions on the proxy card. We encourage you to vote via the Internet. Whichever method you choose, your vote is important so please vote as soon as possible. All of us at Owens & Minor appreciate your continued interest and support.

Warm regards,

Mark A. Beck

Chair of the Board of Directors

Owens & Minor, Inc.

WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING,

THE BOARD OF DIRECTORS URGES YOU TO VOTE.

Proxy Statement

Your Vote Is Important

Whether or not you plan to attend the Annual Meeting, please vote your shares promptly, as instructed in the Notice Regarding the Availability of Proxy Materials, by the Internet or by telephone. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet.

Notice of Annual Meeting of Shareholders

To Be Held Friday, April 29, 2022

TO THE SHAREHOLDERS OF OWENS & MINOR, INC.:

The Annual Meeting of Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) will be held on Friday, April 29, 2022 at 9:00 a.m. EDT in a virtual meeting format only, via the Internet. You will not be able to attend the Annual Meeting in person. To be admitted to the Annual Meeting at www.meetnow.global/MUX79MR you must enter the control number found on your proxy card, voting instruction form or notice you previously received. We encourage you to access the meeting in advance of the designated start time.

The purposes of the meeting are:

1.	To elect the seven directors named in the attached Proxy Statement, each for a one-year term and until their respective successors are elected and qualified;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022;

3.	To conduct an advisory vote to approve the compensation of the Company’s named executive officers;

4.	To conduct an advisory vote on the frequency of a shareholder vote on the compensation of our named executive officers; and

5.	To transact any other business properly before the Annual Meeting.

Shareholders of record as of March 4, 2022 will be entitled to vote at the Annual Meeting.

Your attention is directed to the attached Proxy Statement. The Notice Regarding the Availability of Proxy Materials is being distributed on or about March 17, 2022. This Proxy Statement, the proxy card and Owens & Minor’s 2021 Annual Report/Form 10-K are being furnished on the Internet on or about March 17, 2022.

BY ORDER OF THE BOARD OF DIRECTORS

NICHOLAS J. PACE

Executive Vice President, General Counsel &

    Corporate Secretary

Owens & Minor, Inc.    ●    2022 Proxy Statement            i

Street Address	Mailing Address
9120 Lockwood Boulevard	P.O. Box 27626
Mechanicsville, Virginia 23116	Richmond, Virginia 23261-7626

Proxy Statement

Annual Meeting of Shareholders

to be held on April 29, 2022

About the Meeting

When and Where the Annual Meeting Will Be Held

The Annual Meeting will be held virtually on Friday, April 29, 2022 at 9:00 a.m. EDT at www.meetnow.global/MUX79MR through a live webcast. We have adopted a virtual format for our Annual Meeting to ensure the health and well-being of our teammates, directors and shareholders in the current COVID-19 environment. Additionally, we believe that a virtual meeting allows us to make participation accessible for shareholders from any geographic location with Internet connectivity, while reducing costs and environmental impact associated with holding and arranging for an in-person meeting.

How to Attend the Virtual Annual Meeting

Shareholders at the close of business on March 4, 2022 (the “Record Date”) have a right to attend the Annual Meeting. In order to be admitted to the Annual Meeting at www.meetnow.global/MUX79MR, registered shareholders must enter the 15-digit control number found in the shaded bar on your Notice of Internet Availability or proxy card. Further information regarding attending the virtual Annual Meeting can be found at page 54 of this Proxy Statement.

What You Are Voting On

Proxies are being solicited by the Board of Directors for purposes of voting on the following proposals and any other business properly brought before the meeting:

Proposal 1:	Election of the seven directors named in this Proxy Statement, each for a one-year term and until their respective successors are elected and qualified.
Proposal 2:	Ratification of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.
Proposal 3:	Advisory vote to approve the compensation of our named executive officers (the “Say on Pay Proposal”).
Proposal 4:	Advisory vote on the frequency of a shareholder vote on the compensation of our named executive officers (the “Say on Frequency Proposal”).

Who is Entitled to Vote

Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) as of the close of business on March 4, 2022 (the “Record Date”) are entitled to vote. Each share of the Company’s common stock (“Common Stock”) is entitled to one vote with respect to each matter to be voted upon at the meeting. As of March 4, 2022, 76,682,879 shares of Common Stock were issued and outstanding.

Owens & Minor, Inc.    ●    2022 Proxy Statement            1

About the Meeting

How to Vote

You can vote via the Internet, by telephone or by mail.

By Internet.    You may vote via the Internet by following the specific instructions on the Notice of Internet Availability of Proxy Materials. Shareholders who have requested a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card. We encourage you to vote via the Internet. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote via the Internet.

By Telephone.    You may vote by telephone by calling the toll-free number on the proxy card and following the instructions. Shareholders will need to have the control number that appears on their notice available when voting. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote by telephone.

By Mail.    Shareholders who have requested a paper copy of a proxy card by mail may submit proxies by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

However you choose to vote, you may revoke a proxy prior to the meeting by (1) submitting a subsequently dated proxy by any of the methods described above, (2) giving notice in writing to the Corporate Secretary of the Company or (3) voting at the virtual meeting (attendance at the meeting will not itself revoke a proxy).

What Happens if You Do Not Make Selections on Your Proxy

If your proxy contains specific voting instructions, those instructions will be followed. However, if you sign and return your proxy card by mail or submit your proxy by telephone or via the Internet without making a selection on one or more proposals, you give authority to the individuals designated on the proxy card to vote on the proposal(s) for which you have not made specific selections or given instructions and any other matter that may arise at the meeting. If no specific selection is made or instructions given, it is intended that all proxies that are signed and returned or submitted via telephone or Internet will be voted “FOR” the election of all nominees for director, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm in 2022, “FOR” the approval of the Say on Pay Proposal and “FOR” the approval of conducting an advisory vote on the compensation of our NEOs every year.

Whether Your Shares Will be Voted if You Don’t Provide Your Proxy

Whether your shares will be voted if you do not provide your proxy depends on how your ownership of shares of Common Stock is registered. If you own your shares as a registered holder, which means that your shares of Common Stock are registered in your name, and you do not provide your proxy, your shares will not be represented at the meeting, will not count toward the quorum requirement, which is explained below, and will not be voted.

If you own your shares of Common Stock in street name, your shares may be voted even if you do not provide your broker with voting instructions. Brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their beneficial owner customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

The Company believes that only the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2022 is a routine matter for which brokerage firms will have discretionary voting power if you do not give voting instructions with respect to this proposal. The proposal to elect directors, the Say on Pay Proposal and the Say on Frequency Proposal are non-routine matters for which brokerage firms will not have discretionary voting power and for which specific voting instructions from their customers are required. As a result, brokerage firms will not be allowed to vote on these non-routine matters on behalf of their customers if the customers do not return specific voting instructions.

2            Owens & Minor, Inc.    ●    2022 Proxy Statement

About the Meeting

What Constitutes a Quorum

A majority of the outstanding shares of Common Stock present or represented by proxy constitutes a quorum. A quorum is required to conduct the Annual Meeting. If you vote your proxy, you will be considered part of the quorum. Abstentions and shares held by brokers or banks in street name (“broker shares”) that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

The Vote Required to Approve Each Item

Election of Directors.    The affirmative vote of a majority of the votes cast at the meeting is required for the election of each director. A majority of votes cast means that the number of votes cast “FOR” a nominee’s election must exceed the number of votes cast “AGAINST” that nominee’s election. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of this vote.

Ratification of Appointment of KPMG LLP.    The appointment of KPMG LLP will be ratified if the votes cast “FOR” this proposal exceed the number of votes cast “AGAINST” this proposal. Abstentions will not be counted as votes cast on this proposal and will have no effect on the results of this vote. There should be no broker non-votes because this is considered a routine matter under the rules of the NYSE.

Advisory Vote to Approve the Say on Pay Proposal.    The compensation of our executive officers named in the Summary Compensation Table will be approved on an advisory basis if the votes cast “FOR” this proposal exceed the number of votes cast “AGAINST” this proposal. Abstentions and broker non-votes will not be counted as votes cast on this proposal and will have no effect on the results of this vote.

Advisory Vote to Approve the Say on Frequency Proposal.    The frequency (i.e., every year, every two years or every three years) of the shareholder advisory vote on the compensation of our NEOs receiving the greatest number of votes cast (i.e., a plurality) will be considered the frequency recommended by shareholders.

How to Obtain a Paper Copy of the Proxy Materials

Shareholders will find instructions about how to obtain a paper copy of the proxy materials on the notice they received in the mail about the Internet availability of proxy materials.

What it Means if You Get More Than One Notice about the Internet Availability of Proxy Materials

Your shares are probably registered differently or are held in more than one account. Please vote all proxies to ensure that all your shares are voted. Also, please have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, Computershare, Inc., at 1-866-252-0358.

Costs of Soliciting Proxies

Owens & Minor will pay all costs of this proxy solicitation. The Company has retained Georgeson, LLC to aid in the distribution and solicitation of proxies for approximately $7,500 plus expenses. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in forwarding proxy and solicitation materials.

Owens & Minor, Inc.    ●    2022 Proxy Statement            3

Corporate Governance

General.    The Company is managed under the direction of the Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. Each year, we review our corporate governance policies and practices relative to applicable laws, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated thereunder or adopted by the Securities and Exchange Commission (“SEC”) and the NYSE, the exchange on which the Common Stock is listed, as well as the policies and practices recommended by groups and authorities active in corporate governance.

Corporate Governance Materials.    The Company’s Bylaws, Corporate Governance Guidelines, Code of Honor and the charters of the Audit Committee, the Our People & Culture Committee (the “OP&C Committee”), and the Governance & Nominating Committee are available on our website at http://www.owens-minor.com under “Corporate Governance” in the “Investor Relations” tab. The information available on, or that can be accessed through, our website is not a part of, or incorporated by reference into, this Proxy Statement.

Code of Honor.    The Board of Directors has adopted a Code of Honor that is applicable to all teammates of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the members of the Board of Directors. We would post any amendments to or waivers from our Code of Honor (to the extent applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer, any other executive officer or any director) on our website http://www.owens-minor.com under “Corporate Governance” in the “Investor Relations” tab.

Director Independence.    The Board of Directors has determined that the following Board members and/or nominees are “independent” within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines: Aster Angagaw, Mark A. Beck, Gwendolyn M. Bingham, Kenneth Gardner-Smith, Robert J. Henkel, Stephen W. Klemash and Mark F. McGettrick. To assist it in making determinations of independence, the Board has adopted categorical standards which are included in the Company’s Corporate Governance Guidelines available on our website at http://www.owens-minor.com under “Corporate Governance” in the “Investor Relations” tab. The Board has determined that all directors and/or nominees identified as independent in this Proxy Statement meet these standards.

Structure and Leadership of the Board.    The Board of Directors does not have a firm policy with respect to the separation of the offices of Chair of the Board and the Chief Executive Officer. Instead, the Board believes that it is in the best interests of the Company for the Board to make this determination as part of the succession planning process when it selects a new Chief Executive Officer or when a Chair ceases his or her service on the Board. At this juncture, the Board believes that the separation of the Chair and Chief Executive Officer roles currently serves the best interests of the Company by allowing a non-executive, independent director to lead the Board while our current Chief Executive Officer focuses on the Company’s performance, day-to-day operations, customer service, teammate engagement and the implementation of strategic initiatives.

Our Corporate Governance Guidelines also provide for the annual election of a lead independent director by our non-management directors if the Chair is not independent. The lead independent director primarily presides at Board meetings in the absence of the Chair, presides at meetings of the independent directors, serves as the principal liaison between the independent directors and the Chair and Chief Executive Officer, and advises the Chair with respect to agendas and information requirements relating to the Board and committee meetings. The Board believes that the lead independent director, when the Chair is not independent, enhances communications between Board members (including the Chair) and committees as well as the overall functioning of the Board’s leadership.

Majority Vote Requirement for Election of Directors.    The Company’s Bylaws and Corporate Governance Guidelines provide for the election of directors by majority vote in uncontested elections. Under the Company’s Corporate Governance Guidelines, with respect to director nominations, the Board will only nominate those incumbent directors who submit irrevocable resignations effective upon the failure of such director nominee to receive the required vote for re-election and Board’s acceptance of such resignation. In the event an incumbent director fails to receive a majority of the votes cast, the Governance & Nominating Committee (or such other committee designated by the Board) will make a recommendation to the Board as to whether to accept or reject the resignation. The Board must act on the resignation, taking into account the Governance & Nominating Committee’s recommendation, and publicly disclose its decision regarding the resignation, including, if applicable, its rationale for rejecting a resignation, in a press release and an appropriate disclosure with the SEC within 90 days following certification of the election results. The Governance & Nominating Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

4            Owens & Minor, Inc.    ●    2022 Proxy Statement

Corporate Governance

The Board’s Role in Risk Oversight.    The Board of Directors currently administers its risk oversight function through the full Board and not through a separate risk committee of the Board. However, each of the Audit Committee, the OP&C Committee and the Governance & Nominating Committee oversees the specific financial, compensation, and governance risks, respectively, relating to its functions and responsibilities and reports on these matters to the full Board. The Board performs its risk oversight function through regular reporting by the Board committees as well as the officers and management-level personnel who supervise the day-to-day risk management activities of the Company, including an enterprise risk steering committee comprised of senior leaders of the Company that is one component of the Company’s enterprise risk management (“ERM”) program.

Cybersecurity Risks.    The Board recognizes the importance of oversight of cybersecurity and information security risks and at least annually receives a comprehensive presentation and report from management on the state of the Company’s cybersecurity program and systems protection. The presentation and report address topics and updates on all layers of cybersecurity, technology, applications, threat environment, and processes to prevent, detect and respond to threats. Cybersecurity and information security monitoring, mitigation and threat assessment are also part of the Company’s ERM program. Additionally, the Audit Committee monitors our information security programs and receives updates on matters related to cybersecurity incidents.

We model our cybersecurity program to align with practices and standards referenced within the NIST Cybersecurity Framework. Our information security program includes, but is not limited to:

•	Following the methodology of Identify, Protect, Detect, Respond, and Recover;

•	Mandatory cybersecurity awareness training for all persons (teammates and contractors) accessing the Company’s network;

•	Monthly Company-wide phishing exercises;

•

Identification and remediation of information security risks and vulnerabilities in our IT systems, including regular scanning of both internal and externally facing systems and annual third-party penetration testing;

•	Implementation of security technologies that are able to identify and assist in containing and remediating malware risks;

•	Active monitoring of logs and events for our network perimeter and internal systems;

•	Due diligence of information security programs for third-party vendors that handle sensitive data; and

•

Partnering with Cybersecurity and Infrastructure Security Agency (“CISA”)/United States Department of Homeland Security/Federal Bureau of Investigation, to leverage their provided sensitive/confidential threat intel and with CISA for weekly vulnerability scans of our key public facing servers.

The Company also maintains a cyber insurance policy that provides coverage for security breach recovery and response.

Environmental, Social and Governance (“ESG”).    In 2021, the Governance & Nominating Committee amended its charter to include review and oversight of the ESG framework and establishment of an ESG governance structure.

Annual Performance Evaluation.    The Board conducts an annual self-evaluation (for the full Board and for each of its committees) to determine whether it and its committees are functioning effectively. The Governance & Nominating Committee receives comments from all directors and reports annually to the Board with an assessment of the Board’s performance. The assessment focuses on the Board’s contribution to the Company and specifically focuses on areas in which the Board or management believes that the Board can improve.

Board Diversity.    Consistent with the Company’s Corporate Governance Guidelines, the Governance & Nominating Committee seeks to select Directors who reflect a diverse set of skills, professional and personal backgrounds, perspectives and experiences. While the Board has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Governance & Nominating Committee and the Board believe that considering diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders, and it is one of the many factors that they consider when identifying individuals for Board membership. The chart on page 16 sets forth the diversity, experience and tenure of our director nominees.

Owens & Minor, Inc.    ●    2022 Proxy Statement            5

Corporate Governance

Report of the Governance & Nominating Committee

The Governance & Nominating Committee is composed of three directors, all of whom are independent. The Governance & Nominating Committee met six times during 2021. In performing the various duties and responsibilities outlined in its charter, the Governance & Nominating Committee, among other things, received regular reports on the Company’s enterprise quality and regulatory compliance programs; reviewed and approved changes to its charter and the Corporate Governance Guidelines; reviewed and assessed the Company’s director compensation program relative to comparable peer companies, including appropriate compensation for the non-executive Chair of the Board; reviewed and approved changes to the Director equity ownership policy; and led the annual Board and committee assessment process. During 2021, the Governance & Nominating Committee reviewed and along with the full Board devoted time to management succession planning, including the review and approval of updates to the CEO emergency replacement plan and, in conjunction with the OP&C Committee, reviewed the performance of the Chief Executive Officer. The Governance & Nominating Committee also undertook oversight of the Company’s environmental, social and governance (“ESG”) programs.

Additionally, in 2021, the Governance & Nominating Committee devoted considerable time and attention to director succession planning, which included continued engagement with an outside consulting firm to assist in the identification and strategic recruitment of directors possessing the qualities, character, experience and expertise that would contribute to the leadership and success of the Company.

THE GOVERNANCE & NOMINATING COMMITTEE

Gwendolyn M. Bingham, Chair
Aster Angagaw
Robert J. Henkel

6            Owens & Minor, Inc.    ●    2022 Proxy Statement

Corporate Governance

Shareholder Engagement

Our Board of Directors and our leadership value our shareholders’ perspectives. Shareholder engagement is an integral part of the Company’s strategy. To help ensure that we understand and focus on the priorities that matter most to our shareholders, our Board of Directors and senior management proactively conduct investor outreach throughout the year.

We engage with shareholders through various outreach initiatives, including:

•	Quarterly earnings releases with corresponding conference calls and webcasts;

•	Regular reports filed with the SEC, including annual and quarterly reports;

•	Participation in investor conferences and non-deal roadshows;

•	In-person and virtual meetings with current and prospective investors and research analysts;

•	Proactive outreach to institutional investors, pension funds and governance professionals; and

•	Our annual shareholders meeting.

In addition to discussing business results and initiatives, strategy and capital structure, we engage with investors on various other matters essential to our business and the Company, such as governance practices, risk management and ESG. Our senior executives regularly share with our Board the feedback received from our shareholders.

Specific Ways We Engaged with Shareholders in 2021

In 2021, we engaged shareholders holding over 50% of our shares through a variety of outreach initiatives. Along with our quarterly earnings presentations, we presented at four industry conferences and held one non-deal roadshow. Presentation materials from our attendance at investor conferences are available to our shareholders generally through our filings with the SEC or on the “Investors” section of our website at www.investors.owens-minor.com.

In addition, we presented our long-term strategy at our 2021 Investor Day in May 2021. We purposefully chose a virtual format for this event to provide all shareholders the opportunity to attend. During the presentation, members of the Company’s leadership team provided their perspective on future business trends and highlighted the strategic priorities that will drive long-term growth, including long-term financial targets. The virtual Investor Day format allowed us to achieve record attendance.

Further, as discussed on pages 7-11, we published our inaugural ESG report. The report outlines the Company’s ESG focus and contributions and provides visibility to our shareholders into the performance metrics and achievements that support the Company’s ESG focus. We received positive feedback from shareholders on our report and helpful input with respect to various aspects of our efforts.

We concluded the year by sharing with our shareholders our progress on the activities of the Owens & Minor Foundation. As discussed on page 9, the Foundation is dedicated to impacting and empowering communities through three primary areas of focus: Healthcare, Environment, and Diversity and Inclusion (“D&I”). In 2021, and in accordance with its founding principles, the Foundation provided financial support to 19 organizations.

Environmental, Social and Governance

Introduction.    Since our founding in 1882, Owens & Minor has remained committed to our teammates, customers, and communities where we do business. We recognize the need to identify, prioritize, and manage Environmental, Social and Governance (“ESG”) impacts from our operations.

In 2021, we completed our first ESG materiality assessment to identify and prioritize ESG topics most relevant to our key stakeholders. Using the results of the materiality assessment, we then developed a framework to align ESG risks and opportunities with our overall business strategy while striving to improve our ESG-related impacts. To effectively manage the implementation of our ESG strategy, we developed a governance structure to embed awareness and related roles and responsibilities across our organizational structure. We are also proud to have issued our inaugural ESG Report in 2021 and look forward to continuing to build on our efforts.

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Corporate Governance

Owens & Minor’s ESG Framework.    Our ESG framework forms the basis of our ESG program, integrating the priorities identified in our materiality assessment into key aspects of our operations and overall business strategy. To define our framework, we conducted a number of “visioning” sessions that presented our materiality assessment findings to our ESG team and executive leadership, as well as held comprehensive discussions to formulate the core components of our framework, focus areas, and corresponding commitments.

Our ESG framework is grounded in our mission of, “Empowering Our Customers to Advance Healthcare,” and emphasizes the importance of incorporating ESG commitments into our Company culture and values. Our framework and mission is supported by the following four focus areas:

Empowering our Teammates:    Foster an empowering, safe, diverse, and inclusive work environment where all Teammates can thrive

Caring for our Customers and Communities:    Deliver superior and easily acceptable care for customers and the communities we support

Operating Responsibly:    Demonstrate sound governance, accountability, and responsible sourcing

Ensuring Environmental Stewardship:    Minimize the impact of our operations on the environment

Empowering Our Teammates

Diversity and Inclusion (“D&I”).    We encourage a working environment that promotes the success and well-being of all our teammates. We continuously advocate for D&I across our business to succeed in delivering on our mission.

Our D&I Steering Committee oversees all initiatives in support of our D&I strategy. Building on the creation of our Teammate Resource Groups (“TRGs”) in 2020 for engagement and support for underrepresented identity groups, in 2021 we expanded our TRGs to include African American/Black, Veteran, LGBTQ+, Military, Women in Healthcare, LatinX, Asian American/Pacific Islanders, and Women in Tech. The D&I Steering Committee also manages the development of D&I metrics as well as relationship development with historically black colleges and universities (“HBCUs”) to hire more diverse talent. We are committed to increasing D&I across all levels of our workforce. To succeed in this area, we track representation across gender and ethnic minority groups.

Health and Safety.    Teammate safety and well-being is of the utmost importance and we recognize these elements are critical to our Company’s continued success. We strive to offer a work environment that empowers all teammates to make safe choices and hold themselves and others accountable for their safety, health, and well-being. We consider this to be particularly important, as a significant part of our workforce performs physical labor in our manufacturing sites and distribution centers.

We continue to utilize our Safety Management System (“SMS”) to standardize our safety procedures across our manufacturing and distribution center operations. We proactively manage safety through several safety and health initiatives such as formal risk assessment procedures at manufacturing sites, job hazard assessments, internal safety inspections, and teammate engagement methods. We track indicators that enable us to take a proactive approach to preventing incidents and conduct a formal review process and root cause analysis to develop action plans for continued improvements to safety. Our manufacturing Behavior Based Safety (“BBS”) program continues to drive improvements in our recordable incident rate down to 0.14, well below industry average. These observations target specific areas where recordable injuries have occurred or near misses have been identified and drives collaborative process improvement. Over the year, teammates recorded 110% of the target participation rate in this program.

In 2021, 30 of our sites (60%) earned our “Crystal Eagle” Excellence Safety Award for working one year free of recordable injury. Furthermore in 2021, the overall Company cases of Days Away, Restrictions, or Transfer (“DART”) rate was 4% better than during 2020. In 2021, our DART rate across all business units was 0.27, an improvement from 2020 (0.33) and significantly better than the industry average of 1.8 as reported by the 2020 Bureau of Labor Statistics.

Our Global Safety & Risk Council convenes with all of our business units to share leading practices and education on safety protocols. Since 2020, this collaboration has helped Owens & Minor standardize our safety training curriculum across our sites. This curriculum is now shared in a Global Safety Week for teammates.

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Corporate Governance

We continue to adapt and implement COVID-19 response measures as recommended by our COVID-19 Steering Committee, which is responsible for developing and implementing COVID-19 protocols Company-wide.

Caring for Our Customers and Communities

Community Engagement.    We are actively engaged in the communities where we live and work. We are strengthening our communities and the environment through three focus areas:

Health and wellness:    We are committed to advancing the wellbeing of our teammates, customers, and community members by supporting organizations such as the Special Olympics, YMCA of Greater Richmond, and St. Jude Children’s Research Hospital.

Education:    We continue to support educational programs that strengthen our community and teammates such as the Boys & Girls Club and United Negro College Fund.

Civic and community:    We invest in our communities by offering ways for our teammates to volunteer and give back in support of organizations such as the Ronald McDonald House Charities and Feeding America.

We strongly support charitable contributions, including financial giving and corporate sponsorship for charitable organizations, and volunteerism. This includes financial giving and corporate sponsorship for charitable organizations, such as those previously noted in our focus areas. In 2021, Owens & Minor founded The Owens & Minor Foundation (the “Foundation”) dedicated to making impactful investments to charitable organizations in the communities we serve. Upon formation, the Company contributed $10 million to the Foundation which will be used to contribute to charitable organizations engaged in three primary areas: environment, healthcare, and D&I. In 2021, the Foundation donated to 19 charitable organizations. Our community engagement is also extended through our teammates, who actively participate with their communities through fundraising and volunteering.

Product Quality and Safety.    One of our main priorities is to provide the highest quality products to support superior customer and patient care. To maintain product quality and meet regulatory requirements, we have a dedicated team of Quality Assurance and Regulatory Affairs personnel to oversee the entire product lifecycle. Globally, we have further improved our product quality and safety processes by updating our corporate quality policy, standardizing our corrective action preventive action, or “CAPA,” process, and deploying a human factors-based root cause investigation methodology. We also continuously track the quality and safety of our products and services.

We manage our internal quality system audits as required by the Federal Drug Administration (“FDA”) and International Organization for Standardization (“ISO”), as well as through third party audits.

Demonstrate Sound Governance, Accountability, and Responsible Sourcing

ESG Governance.    Building on our efforts in 2020 to develop a formal ESG program, in 2021 we formalized an ESG governance structure, strategy, and accountability framework. The Governance & Nominating Committee amended its charter in 2021 to include oversight and implementation of the ESG framework and establishment of an ESG governance structure.

We strive to deliver on our ESG program by organizing and leading an ESG steering committee and working groups, as well as establishing structure, goals, and sustainability key performance indicators (“KPIs”), grounded in continuous improvement practices. In November 2021, we hired our first Sustainability Programs Steward (“ESG Lead”) to drive the ESG goals of our Company forward and engage teammates and business leaders across business units and functions. Under the oversight of the Board of Directors and Governance & Nominating Committee, our executive leadership team provides accountability over the ESG steering committee and ESG Lead. Our executive leadership team is responsible for approving ESG strategy, goals, direction, and stances on ESG issues, and ensuring integration across business units.

Data Privacy and Security.    We are committed to safeguarding the data of our customers, business partners, and Teammates. We maintain data privacy policies that help us manage our approach to specific regulations. We have provided our teammates with relevant training related to the European Union’s General Data Protection Regulation (“GDPR”) and the US Health Insurance Portability and Accountability Act of 1966 (“HIPAA”). Our goal in these trainings is to promote awareness of the importance of privacy in all aspects of our Company.

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Corporate Governance

Our cybersecurity program is overseen by the Vice President of Information Technology Security who provides updates to the Board regarding our IT Security Program no less than annually. As discussed on page 5 regular data security audits are also conducted and other processes and controls are maintained to help support an effective data security program.

Ethics, Anti-bribery and Anti-corruption.    We maintain a Code of Honor that creates a standard for ethical behavior that is required of all people who work with us and for us. We require all teammates and our Board of Directors to annually pledge to uphold the Code’s standards. The Code outlines expectations surrounding specific topics including anti-bribery and anti-corruption.

We monitor corruption and bribery through our corporate internal audit, procurement, compliance, and vendor relations teams, who review various reports from all aspects of our business. Owens & Minor prohibits all forms of bribery and corruption and actively maintains policies and procedures to mitigate unethical business practices.

Our ethics and compliance program ensures that we protect our teammates, customers, shareholders, and all other stakeholders. To maintain compliance with all laws and regulations, our internal audit, procurement, and vendor relations teams hold various compliance trainings. We also maintain a hotline to report compliance concerns.

Responsible Supply Chain and Human Rights (including Supplier D&I).    Our Supplier Social Compliance Standards require our suppliers to comply with the same standards as our teammates and Board of Directors. Any supplier deemed to be high-risk is subject to our third-party audit process, and we ensure that they are aware of our social compliance and environmental objectives. We strive to partner with suppliers who share our values and align with our Code of Honor.

We look to advance a responsible supply chain that includes qualified businesses with women-owned, minority, LGBTQ, disabled, and veteran representation. To further our supplier diversity mission, we created the Supply Chain Diversity Council with representatives from all our business segments to share ideas, standardize policies and reporting, and drive our supplier diversity strategy.

We have also established a Vendor Code of Conduct, which outlines basic requirements for vendors, distributors, agents, suppliers, representatives, and other business partners and their employees, directors, officers, agents, representatives, and subcontractors.

We are committed to supporting human rights. In 2021, we completed the UK Modern Slavery Assessment to evaluate human rights risk in our supply chain. We also maintain an active oversight and audit program to ensure that our suppliers and our own manufacturing facilities outside of the United States allow freedom of association and collective bargaining, protection against child labor, prohibitions against discrimination, and compliance with wage, hours, and safety standards across our supply chain.

Minimize the Impacts of Our Operations on the Environment

Environmental Stewardship.    We are committed to conducting business in compliance with applicable environmental laws and regulations as well as through leading practices that are environmentally responsible. We comply with relevant regulatory standards pertaining to air emissions, storm water, and pollution prevention under the US Environmental Protection Agency (“EPA”) and other global authorities. We also develop and maintain environmental objectives that focus on reducing our impact across our manufacturing sites and vehicle fleets.

At our manufacturing sites, we have adopted practices to limit our environmental impact including efforts to eliminate waste, reduce our carbon footprint, and increase renewable energy usage. We collect annual data at our manufacturing sites to measure greenhouse gas (“GHG”) emissions, water usage, and waste to set and implement site-specific goals to reduce our environmental footprint. Despite significant increases in production to combat the ongoing COVID-19 pandemic, our initial observations suggest the effectiveness of efficiency initiatives as we’ve seen improvements to energy and water consumption across our measured portfolio. Enhancements to energy efficiency at our sites will help in reducing our GHG emissions as we measure and address the impacts of our distribution fleet. In addition, our Products & Healthcare Services segment is focused on pursuing zero waste-to-landfill and evaluating the most effective methods of sourcing 100% renewable energy. We are also preparing to earn ISO 14001 certification in 2022, which maps out a framework to set up an effective environmental management system.

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Corporate Governance

Climate Risk.    We are cognizant that there are climate risks and opportunities resulting from our operations. We continue to consider steps to lessen the impact of our energy usage and business operations primarily by improving energy and fleet efficiency. We recognize that there are additional opportunities to manage climate risks and opportunities in our business, and we plan to continue working on this in the future.

Fleet Efficiency.    In addition to our manufacturing sites, we utilize a fleet of vehicles that are owned and operated by a third-party, under the direction of our Transportation team, to serve our customers. We established targets for our fleet in 2020 and continue to engage with our carriers to meet our goals through leading practices in efficiency optimization, such as fuel efficiency and stop/idle rate, and to promote participation in the EPA’s SmartWay program. The SmartWay program, launched in 2004, provides a system for tracking and sharing fuel and environmental information across carriers, developing more energy efficient, environmentally friendly shipping methods, and reducing business and environmental risk associated with freight transportation.

Waste Management.    Our manufacturing facilities continue to maintain a focus on the waste generated in conjunction with the products created at the sites. In 2021, we achieved 97% landfill free operations across our manufacturing sites, largely by developing circular processes that utilize waste generated by the facility to fuel our on-site boilers used for steam generation.

We also continue to implement recycling programs at our distribution centers for the wood pallets, plastic shrink wrap, plastic totes and discarded cardboard. In 2021, approximately 60% of our material generation was recycled, thereby reducing our waste disposal and protecting the environment.

Water Management.    We strive to limit and reduce our water consumption by tracking usage throughout our manufacturing sites and creating ways to reduce our water needs. Examples include enhanced metering controls, water-saving valves on site hoses, and wastewater recycling in cooling process, among others.

Our Path Forward.    In 2021, we built on our commitment to ESG by formalizing our ESG strategy and governance structure and issuing our inaugural ESG report. We will continue to work on and report our progress on our website at https://investors.owens-minor.com/esg and within our forthcoming 2021 ESG Report.

Board Meetings

The Board of Directors held 17 meetings during 2021. All directors attended at least 75% of the meetings of the Board and committees on which they served. Our directors attend our Annual Meeting of Shareholders unless there is compelling reason why they cannot. All of our directors in office at that time attended our 2021 Annual Meeting of Shareholders.

Under the Company’s Corporate Governance Guidelines, the independent directors meet in executive session after each regularly scheduled Board meeting. These meetings are chaired by our Chair who is elected annually by the non-management directors following the Annual Meeting of Shareholders. Shareholders and other interested parties may contact the Chair by following the procedures set forth in “Communications with the Board of Directors” on page 15 of this Proxy Statement.

Committees of the Board

The Board of Directors currently has the following committees, which the Board established to assist it with its responsibilities:

Audit Committee:    The Audit Committee oversees:

•	Integrity of the Company’s financial statements;

•	The Company’s compliance with legal and regulatory requirements;

•	Qualification and independence of the Company’s independent registered public accounting firm;

•	Performance of the Company’s independent registered public accounting firm and internal audit functions;

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Corporate Governance

•	Certain aspects of the Company’s ERM program, including cybersecurity risk; and

•	Issues involving the Company’s ethical and legal compliance responsibilities.

The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the Company’s independent registered public accounting firm. The Board of Directors has determined that each of Messrs. McGettrick and Klemash is an “audit committee financial expert,” as defined by SEC regulations and that each member of the Audit Committee is financially literate under NYSE listing standards. All members of the Audit Committee are independent as such term is defined under the enhanced independence standards for audit committees in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder as incorporated into the NYSE listing standards and under the Company’s Corporate Governance Guidelines. The Audit Committee met five times during 2021.

Our People & Culture Committee:    In 2021, the Company changed the name of this committee from the Compensation & Benefits Committee to the Our People & Culture Committee (the “OP&C Committee”) to recognize this Committee’s broad oversight role of matters affecting our teammates that extends beyond compensation and benefits.

The OP&C Committee:

•	Administers executive compensation programs, policies and practices;

•	Advises the Board on salaries and compensation of the executive officers;

•	Conducts studies and recommendations concerning compensation and compensation policies;

•

May delegate authority for day-to-day administration and interpretation of compensation plans to certain senior officers of the Company (other than for matters affecting executive officer compensation and benefits); and

•	Exercises oversight over other matters affecting our culture and our teammates such as D&I, teammate satisfaction, teammate health and well-being, job satisfaction and turnover.

All members of the OP&C Committee are independent within the meaning of the enhanced NYSE listing standards and the Company’s Corporate Governance Guidelines and are “non-employee directors” as defined in Rule 16b-3 under the Exchange Act. The OP&C Committee met seven times during 2021.

Governance & Nominating Committee:    The Governance & Nominating Committee:

•	Considers and recommends nominees for election as directors and officers and nominees for each Board committee;

•	Reviews and recommends changes to director compensation;

•	Reviews and evaluates the procedures, practices and policies of the Board and its members and leads the Board in its annual self-review;

•	Oversees the governance of the Company, including reviewing and recommending changes to the Corporate Governance Guidelines;

•	Conducts succession planning for senior management; and

•	Reviews the Company’s environmental, social and governance programs and practices.

All members of the Governance & Nominating Committee are independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines. The Governance & Nominating Committee met six times during 2021.

Executive Committee:    Exercises limited powers of the Board when the Board is not in session. The Executive Committee did not meet during 2021.

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Corporate Governance

Board Committee Membership

Director	Board	Audit	Our People & Culture	Executive	Governance & Nominating

Aster Angagaw	X	X			X

Mark A. Beck	X*	X		X*

Gwendolyn M. Bingham	X		X	X	X*

Kenneth Gardner-Smith**	X

Robert J. Henkel	X		X*	X	X

Stephen W. Klemash	X	X	X

Mark F. McGettrick	X	X*	X	X

Edward A. Pesicka	X			X

No. of Meetings in 2021	17	5	7	0	6

*	Chair of the Board of Directors or respective Committee.

**	Mr. Gardner-Smith was elected to the Board of Directors on March 1, 2022 and has not yet been appointed to any Committees of the Board.

Director Compensation

The Governance & Nominating Committee reviews director compensation annually, and it is the responsibility of this committee to recommend to the Board of Directors any changes in director compensation. The Board of Directors makes the final determination with respect to director compensation. The Governance & Nominating Committee has the authority under its charter to retain outside consultants or advisors to assist it in gathering information and making decisions.

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company considers the commitment of time directors must make in performing their duties, the level of skills required by the Company of its Board members and the market competitiveness of its director compensation levels. Additionally, from time to time, the Company performs a market review with respect to other leading companies of similar size to the Company and with respect to the Company’s peer group, under the supervision of the Governance & Nominating Committee, and upon recommendation of the Company’s independent compensation consultant, to determine the compensation arrangements for the independent directors of the Company. In April 2021, after conducting a market review with respect to other leading companies of similar size to the Company and with respect to the Company’s peer group, under the supervision of the Governance & Nominating Committee, and upon recommendation of the Company’s independent compensation consultant, the Board approved changes to the compensation arrangements for the independent directors of the Company. The changes align director compensation with the approximate median director compensation of the Company’s peer group. The Board also increased the annual equity retainer for directors and increased the requirement for the independent directors to own Company common stock to a level of stock ownership having the value of four times the annual cash retainer, which is consistent with the median value of the Company’s peer group. Existing independent directors have until July 30, 2026 to reach this ownership level and any new independent directors elected have until five years after their election to reach this ownership level.

The table below sets forth the schedule of fees paid to non-employee directors for their annual retainer and service in various capacities on Board committees and in Board leadership roles. Employee directors do not receive any additional compensation for serving on the Board or any of its committees.

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Corporate Governance

Schedule of Director Fees

Type of Fee	Cash	Equity

Annual Retainer	$125,000	$150,000	(1)

Additional Annual Retainer for Independent Board Chair	100,000	N/A

Additional Annual Retainer for Audit Committee Chair	30,000	N/A

Additional Annual Retainer for OP&C Committee Chair	25,000	N/A

Additional Annual Retainer for Governance & Nominating Committee Chair	25,000	N/A

(1)	Restricted stock grant with one-year vesting period.

Directors may defer the receipt of all or part of their director fees under the Directors’ Deferred Compensation Plan. Amounts deferred are “invested” in bookkeeping accounts that measure earnings and losses based on the performance of a particular investment. Directors may elect to defer their fees into the following two subaccounts: (i) an account based upon the price of the Common Stock and (ii) an account based upon the current interest rate of the Company’s fixed income fund in its Retirement and Savings Plan (the “401(k) Plan”). Subject to certain restrictions, a director may take cash distributions from a deferred fee account either prior to or following the termination of his or her service as a director.

Director Compensation Table

The table below summarizes the actual compensation paid by the Company to non-employee directors who served during the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Aster Angagaw(5)	114,583	170,833	—	—	—	—	285,416

Mark A. Beck	215,000	150,000	—	—	—	—	365,000

Gwendolyn M. Bingham	143,750	150,000	—	—	—	—	293,750

Kenneth Gardner-Smith(6)	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Robert J. Henkel	111,563	150,000	—	—	—	—	261,563

Stephen W. Klemash	114,583	170,833	—	—	—	—	285,416

Mark F. McGettrick	152,500	150,000	—	—	—	—	302,500

Eddie N. Moore, Jr.(7)	35,000	—	—	—	—	—	35,000

Michael C. Riordan(7)	125,000	150,000	—	—	—	—	275,000

Robert C. Sledd(7)	31,250	—	—	—	—	—	31,250

(1)	Includes amounts deferred by the directors under the Directors’ Deferred Compensation Plan.

(2)	The amounts included in the “Stock Awards” column are the aggregate grant date fair value of the awards computed in accordance with the FASB ASC Topic 718.

(3)	Option Awards were not granted to Directors in 2021.

(4)

The Stock Award amount of $150,000 equated to 4,098 shares of restricted stock based on the closing stock price of $36.61 on April 29, 2021, the date of grant. These shares vest on April 29, 2022. Upon their appointment to the Board on March 1, 2021, Ms. Angagaw and Mr. Klemash each received a Stock Award in the amount of $20,833 which equated to 610 shares of restricted stock based on the closing price of $34.14 on that date. These shares vested on March 1, 2022.

(5)	Ms. Angagaw was not nominated for re-election due to her acceptance of a full-time employment role.

(6)	Mr. Gardner-Smith was elected to the Board of Directors on March 1, 2022 and did not receive compensation during the year ended December 31, 2021.

(7)

Mr. Moore and Mr. Sledd retired from the Board on April 29, 2021. Mr. Riordan resigned from the Board effective January 31, 2022 as a result of his acceptance of a full-time role as CEO & President of a hospital system.

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Corporate Governance

Stock Ownership Guidelines for Directors

The Company maintains stock ownership guidelines for its directors and modified those guidelines in 2021 to provide that each director shall attain, within five years after his or her service on the Board begins (or by July 30, 2026 for directors serving as of July 30, 2021), a level of equity ownership of Common Stock having a value of at least four times the Director’s annual cash retainer. Currently, the annual cash retainer is $125,000 and the equity ownership guideline value is $500,000.

Director Nominating Process

Director Candidate Recommendations and Nominations by Shareholders.    The Governance & Nominating Committee charter provides that the Governance & Nominating Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Governance & Nominating Committee through the method described under “Communications with the Board of Directors” below. In addition, our Bylaws provide that any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate directors by complying with the notice procedures set forth in the Bylaws and summarized in “Shareholder Proposals” on page 53 of this Proxy Statement.

Process for Identifying and Evaluating Director Candidates.    The Governance & Nominating Committee evaluates all director candidates in accordance with the director qualification standards and the criteria described in our Corporate Governance Guidelines. These guidelines require the Governance & Nominating Committee on an annual basis to review and evaluate the requisite skills and characteristics of individual Board members and nominees as well as the composition of the Board as a whole. This assessment includes whether the member or candidate is independent and includes considerations of diversity, age, skills and experience in the context of the Board’s needs. The goal of the Governance & Nominating Committee is to have a Board whose membership reflects a mix of diverse skill sets, technical expertise, educational and professional backgrounds, industry experiences and public service as well as perspectives of different genders and ethnicities. The Governance & Nominating Committee reviews its annual assessment with the Board each year and, as new member candidates are sought, attempts to maintain and enhance the level of diverse backgrounds and viewpoints of directors constituting the Board. As part of the Board’s annual self-assessment process, the Board will consider the effectiveness of its overall composition and structure as well as its performance and functioning.

There are no differences in the manner in which the Governance & Nominating Committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Governance & Nominating Committee did not receive any nominations from shareholders for the 2022 Annual Meeting.

Our Bylaws provide that no director nominee can stand for election if, at the time of appointment or election, the nominee is over the age of 72; however, on exceptional circumstances, the Board may waive on a temporary basis the director age limitations to allow a director to be appointed, elected and serve past age 72.

Proxy Access.    Our Bylaws further permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of the outstanding shares of the Company’s stock eligible to vote in the election of directors continuously for at least three years, to nominate and include in the Company’s Annual Meeting proxy materials director candidates to comprise generally up to two or 20% of the Board seats (whichever is greater), provided that such shareholder or group of shareholders satisfies the requirements set forth in Article I, Section 1.10 of the Bylaws. No shareholder nominated a director candidate for the

2022 Annual Meeting.

Communications with the Board of Directors

The Board of Directors has approved a process for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties can send written communications to the Board, any committee of the Board, non-management directors as a group, the Chair, the lead director or any other individual director at the following address: P.O. Box 2076, Mechanicsville, VA 23116-2076. All communications will be relayed directly to the applicable director(s).

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Proposal 1: Election of Directors

Seven directors have been nominated for election to the Board of Directors for a one-year term expiring at the 2022 Annual Meeting of Shareholders or until their respective successors are elected. Each nominee has agreed to serve if elected and qualified. If any nominee is not able to serve, the Board may designate a substitute or reduce the number of directors serving on the Board. Proxies will be voted for the nominees shown below (or if not able to serve, such substitutes as may be designated by the Board). The Board has no reason to believe that any of the nominees will be unable to serve.

Our Bylaws currently provide that the Board of Directors shall consist of eight directors and the Company intends to amend its Bylaws to provide for seven directors upon the election of the seven nominees in this Proxy Statement. The Governance & Nominating Committee has recommended to the Board of Directors, and the Board of Directors has approved, seven persons as nominees for election to the Board of Directors. At its meeting immediately following the 2022 Annual Meeting, the Board of Directors intends to amend the Bylaws to decrease the size of the Board of Directors from eight to seven directors to remove the vacancy created by the departure of Ms. Angagaw. Proxies cannot be voted for a greater number of directors than the number of nominees named.

Information on each nominee, including the particular experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director of the Company, is set forth below in the following tables and in nominee specific disclosures.

Director Nominee Group Information

Experience and Skills of Director Nominees

Director	Significant Leadership Experience	Healthcare Experience	Manufacturing / Operations Experience	Global, Emerging Markets Experience	Supply Chain & Logistics Experience	Technology, Cybersecurity or IT Oversight	Financial Literacy and Reporting	Risk Oversight/ Risk Management	Public Company Governance	Environmental, Social & Governance (ESG)

Mark A. Beck

Gwendolyn M. Bingham

Kenneth Gardner-Smith

Robert J. Henkel

Stephen W. Klemash

Mark F. McGettrick

Edward A. Pesicka

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Proposal 1: Election of Directors

Nominees for Election

Mark A. Beck
Principal Occupation: Co-founder and CEO of B-Square Precision, LLC Age 56 Director since 2019 Independent Director, Chair of the Board Committees: Audit, Executive

Background:

Mr. Beck serves as the Board’s Chair, a position he has held since September 2020, and is the co-founder and CEO of B-Square Precision, LLC, a private company engaged in the acquisition and management of companies that manufacture high-precision tools, dies, molds and components. Previously, Mr. Beck served as President and Chief Executive Officer of JELD-WEN Holding, Inc. (JELD-WEN), one of the world’s largest door and window manufacturers, from November 2015 to February 2018, and was a director of JELD-WEN from May 2016 to February 2018. Prior to JELD-WEN, Mr. Beck served as an Executive Vice President at Danaher Corporation, leading Danaher’s water quality and dental platforms, beginning in April 2014. Previously, he spent 18 years with Corning Incorporated in a series of management positions with increasing responsibility, culminating in his appointment as Executive Vice President overseeing Corning’s environmental technologies and life science units in July 2012. Mr. Beck currently serves on the board of directors of IDEX Corporation. He formerly served on the board of directors of Dow-Corning Corporation from 2010 to 2014.

Qualifications:

The Board of Directors has nominated Mr. Beck to continue his service as a director based on his experience as a chief executive officer of a public company with significant international operations and his track-record of innovation and successfully integrating acquired businesses. His insights into the manufacturing industry, both domestic and international, bring a unique perspective to Owens & Minor’s Board that assists us strategically as we grow our proprietary product manufacturing and sales capabilities and seek to manage our many relationships with the manufacturing community globally.

Gwendolyn M. Bingham

Principal Occupation:

Retired United States Army
Lieutenant General

(three-stars)

Age 62

Director since March 2020

Independent Director

Committees:

Our People & Culture,
Executive, Governance &

Nominating (Chair)

Background:

Lieutenant General (three-stars) Bingham retired in September 2019 from the United States Army following a 38-year career in the military. During her military career, LTG (retired) Bingham served as Department of the Army Assistant Chief of Staff for Installation Management from 2016 through her retirement in 2019. Previously, she was Commanding General, US Army Tank-Automotive and Armaments Lifecycle Management Command from 2014 to 2016; Commanding General, White Sands Missile Range from 2012 to 2014; Commandant, US Army Quartermaster School from 2010 to 2012; and Chief of Staff, Combined Arms Support Command and Sustainment Center of Excellence from 2008 to 2010. LTG (retired) Bingham holds numerous civic and military honors and was the first woman to hold numerous positions as a US Army General Officer including: the Army’s 51st Quartermaster General and Commandant of the US Army Quartermaster School, Fort Lee, Virginia; the Commanding General, White Sands Missile Range, New Mexico and as Commanding General, Tank-automotive and Armaments Life Cycle Management Command, Warren, Michigan.

Qualifications:

The Board of Directors has nominated LTG (retired) Bingham to continue her service as a director of the Company based on her over 20 years of senior executive leadership experience in complex logistics and supply chain management, resource management, environmental and energy matters, talent management and strategic planning. Additionally, LTG (retired) Bingham has unique experience in leading the Army’s most significant integrated material management center with manufacturing centers in multiple locations and personnel worldwide to support the Army’s efforts to sustain, prepare and transform its operations, which provides insight into the challenges faced in the business of global distribution and supply chain management.

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Proposal 1: Election of Directors

Kenneth Gardner-Smith
Principal Occupation: Chief People Officer, DaVita Inc. Age 41 Director since March 2022 Independent Director Committees: None currently

Background:

Mr. Gardner-Smith has served as the Chief People Officer since 2020 for DaVita, Inc., a Fortune 500 kidney dialysis service provider. Prior to that Mr. Gardner-Smith has held the following positions with DaVita, including Regional Group VP, Field Operations - Southeast from 2015 to 2019, Division VP from 2014 to 2015, Group Director from 2013 to 2014, and Regional Director, Operations from 2011 to 2013. Prior to his employment with DaVita from 2008 to 2011, Mr. Gardner-Smith worked as an investment banker at Morgan Stanley focused on mergers and acquisitions. From 2003 to 2006, Mr. Gardner-Smith was Relationship Manager for Wells Fargo.

Qualifications:

The Board of Directors has nominated Mr. Gardner-Smith to continue his service as a director of the Company based on his extensive experience and business management leadership in the healthcare industry, including home healthcare, as well as his experience developing process innovation, transformation, and talent strategies. His experience and range of perspectives as a senior healthcare executive in compensation, succession planning and diversity and inclusion will benefit the Company as it continues to develop talent and invest in human capital resources and expand as a medical product manufacturer and healthcare solutions partner for the healthcare industry.

Robert J. Henkel

Principal Occupation:

President, Healthcare
Transformation at the

THEO Executive Group

Age 67

Director since 2019

Independent Director

Committees:

Our People & Culture

(Chair), Executive,

Governance & Nominating

Background:

Mr. Henkel is President, Healthcare Transformation at the THEO Executive Group, since January 2019. Previously, Mr. Henkel served as President and Chief Executive Officer of Ascension Healthcare from 2012 to July 2017, and was Chief Operating Officer of Ascension Healthcare from 2004 to 2011. Ascension Health, Inc. is the largest non-profit healthcare system in the United States and the world’s largest Catholic health system. During his 25-year tenure with Ascension Health, Mr. Henkel was Chair of the Ascension Innovation Counsel for Ascension Health, Inc. from July 2017 to 2019, and also served in a number of different roles including President of the Great Lakes and Mid-Atlantic States Operating Group. Prior to Ascension Health, Mr. Henkel held numerous executive leadership positions with other healthcare organizations, including the Daughters of Charity National Health System, St. Louis; Mount Sinai Medical Center, Miami Beach, Fla.; SSM Health Care in St. Louis; and Montefiore Medical Center, Bronx, New York. Mr. Henkel is a Life Fellow with the American College of Healthcare Executives and an adjunct professor of health policy and management with the University of Pittsburgh Graduate School of Public Health.

Qualifications:

The Board of Directors has nominated Mr. Henkel to continue his service as a director of the Company based on his extensive experience in the healthcare industry. Mr. Henkel brings deep leadership and management experience and insight both generally and specific to the healthcare industry, including unique strategic and operational experience from the healthcare industry. His unique perspective will benefit Owens & Minor as it continues to expand as a full-service partner for customers that focus on global healthcare solutions and understand the challenges faced at multiple levels within the global healthcare marketplace.

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Proposal 1: Election of Directors

Stephen W. Klemash
Principal Occupation: Retired Partner, Ernst & Young and EY Americas Center for Board Matters Age 61 Director since 2021 Independent Director Committees: Audit, Our People & Culture

Background:

Mr. Klemash retired in June 2021 as a Partner with Ernst & Young LLP (EY), a position he held since 1997. Mr. Klemash continues to serve in a limited consulting capacity with EY. In addition, Mr. Klemash also previously served as the Lead Partner with the EY Americas Center for Board Matters (CBM), from 2016 to December 2021. Prior to that Mr. Klemash held multiple Managing Partner positions for EY including from 2011 to 2016 East Central and Central Managing Partner of Accounts, from 2009 to 2011 East Central Region Managing Partner of Advisory, from 2007 to 2009 North Central Region Managing Partner of Assurance and Advisory Business Services and from 2002 to 2007 Pittsburgh Office Managing Partner. Prior to 2002, Mr. Klemash was an assurance practitioner, from the date of his hire by EY in 1984, serving clients in a variety of industries. Mr. Klemash is a certified public accountant and member of the American Institute of Certified Public Accountants.

Qualifications:

The Board of Directors has nominated Mr. Klemash to serve as a director of the Company based on his extensive experience working with public companies, strong financial knowledge and breadth of experience in business consulting, accounting, risk management, technology and cybersecurity, and corporate governance. The Board believes that the Company will benefit from Mr. Klemash’s comprehensive knowledge of board governance including ESG criteria along with his accounting, general business advisory skills and background in risk management and information security programs.

Mark F. McGettrick

Principal Occupation:

Retired Executive

Vice President and

Chief Financial Officer of

Dominion Energy Inc.

Age 64

Director since 2018

Independent Director

Committees:

Audit (Chair),

Our People &

Culture, Executive

Background:

Mr. McGettrick retired in December 2018 as Executive Vice President and Chief Financial Officer of Dominion Energy Inc., a position he held since June 2009. In addition, Mr. McGettrick also previously served as Executive Vice President, Chief Financial Officer and a member of the board of directors of Dominion Energy Midstream GP, LLC, the general partner of Dominion Energy Midstream Partners, LP, from March 2014 until 2018. From January 2003 to 2009, Mr. McGettrick served as Chief Executive Officer of the Company’s Dominion Generation operating segment. Mr. McGettrick joined Dominion Energy, Inc. in 1980 and during his tenure has held a variety of other management positions in distribution design, accounting, customer service and generation. He formerly served on the board of directors of Virginia Electric and Power Company and Dominion Energy Gas Holdings, LLC, which are wholly-owned subsidiaries of Dominion Energy, Inc.

Qualifications:

The Board of Directors has nominated Mr. McGettrick to serve as a director of the Company based on his background and breadth of experience in risk management, business planning, accounting, mergers and acquisitions and financial analysis through his service as a Chief Financial Officer of a large publicly-traded Company. The Board of Directors has also designated Mr. McGettrick as an audit committee financial expert based on his strong financial knowledge and experience.

Owens & Minor, Inc.    ●    2022 Proxy Statement            19

Proposal 1: Election of Directors

Edward A. Pesicka
Principal Occupation: President and Chief Executive Officer of Owens & Minor, Inc. Age 54 Director since 2019 Committees: Executive

Background:

Mr. Pesicka is the President and Chief Executive Officer of Owens & Minor, Inc. a position he has held since March 2019. Previously Mr. Pesicka served as an independent consultant and advisor in the healthcare, life sciences and distribution industries since January 1, 2016. From January 2000 through April 2015, Mr. Pesicka served in various roles of increasing responsibility at Thermo Fisher Scientific Inc., including, most recently, Chief Commercial Officer and Senior Vice President from January 2014 to April 2015. Prior to that, he was President, Customer Channels at Thermo Fisher from July 2008 to January 2014 and President, Research Market from November 2006 to July 2008. Earlier in his career, Mr. Pesicka held various Vice President-level roles in Thermo Fischer Scientific’s finance department, serving as Chief Financial Officer of numerous divisions. Prior to Thermo Fisher Scientific, Mr. Pesicka spent eight years with TRW, Inc. in its finance department and three years with PricewaterhouseCoopers as an auditor.

Qualifications:

The Board of Directors has nominated Mr. Pesicka to serve as a director of the Company based upon his unique ability as President and Chief Executive Officer to communicate to and inform the Board about the Company’s day-to-day operations, implementation of strategic initiatives, and industry developments. The Board believes that Mr. Pesicka brings an important perspective on the Company’s current operations and ongoing relationships with customers and suppliers. Mr. Pesicka’s substantial experience and expertise in distribution, as well as the healthcare and life sciences industries, allow him to contribute valuable industry perspectives and strategic leadership to the Board.

The Board of Directors recommends a vote FOR the election of each nominee as Director.

20            Owens & Minor, Inc.    ●    2022 Proxy Statement

Proposal 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee (with confirmation of the Board) has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2022 and has directed that management submit such appointment of KPMG LLP for ratification by the shareholders at the Annual Meeting. Representatives of KPMG LLP will be present at the Annual Meeting to answer questions and to make a statement, if they desire to do so.

Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm. Shareholder ratification of this appointment is not required by the Company’s Bylaws or otherwise. If shareholders fail to ratify the appointment, the Audit Committee will take such failure into consideration in future years. If shareholders ratify the appointment, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company.

Prior to selecting KPMG LLP for fiscal 2022, the Audit Committee evaluated KPMG LLP’s performance with respect to fiscal 2021. In conducting this annual evaluation, the Audit Committee considered management’s assessment of KPMG LLP’s performance in areas such as (i) independence, (ii) the quality and the efficiency of the services provided, including audit planning and coordination, (iii) industry knowledge and (iv) the quality of communications, including KPMG LLP staff accessibility and keeping management apprised of issues. The Audit Committee also considered KPMG LLP’s tenure, the impact on the Company of changing auditors and the reasonableness of KPMG LLP’s billable rates. The Audit Committee is responsible for the audit fee negotiations associated with the retention of KPMG LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered accounting firm. Further, in conjunction with the rotation of the auditing firm’s lead engagement partner every five years, the Audit Committee and its chair will continue to be directly involved in the selection of KPMG LLP’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as our independent external auditor is in the best interests of us and our shareholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

Fees Paid to Independent Registered Public Accounting Firm

For each of the years ended December 31, 2021 and 2020, KPMG LLP billed the Company the fees set forth below in connection with professional services rendered by that firm to the Company:

	Year 2021	Year 2020

Audit Fees	$3,299,000	$3,571,000

Audit-Related Fees	31,000	40,000

Tax Fees	286,000	345,000

All Other Fees	2,000	2,000

Total	$3,618,000	$3,958,000

Audit Fees.    These were fees for professional services performed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s filings on Forms 10-K and 10-Q, Sarbanes-Oxley compliance, and services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    These were fees primarily for the annual audits of the Company’s employee benefit plan financial statements, internal control attestations in certain foreign jurisdictions and consultations by management related to financial accounting and reporting matters.

Tax Fees.    These were fees primarily for advice and consulting services related to the structuring of international operations and sales and use tax returns.

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Proposal 2: Ratification of Independent Registered Public Accounting Firm

All Other Fees.    All other fees in 2021 and 2020 include fees for online resources provided by KPMG LLP.

The Audit Committee has established policies and procedures for the pre-approval of audit services and permitted non-audit services in order to ensure the services do not impair the auditor’s independence. The Audit Committee will pre-approve on an annual basis the annual audit services engagement terms and estimated fees and will also pre-approve certain audit-related services that may be performed by the independent auditors up to the estimated pre-approved fee levels, as well as permissible tax planning and compliance services. The Audit Committee may delegate pre-approval authority to one or more of its members, but any pre-approval decision by such member or members must be presented to the full Audit Committee at its next scheduled meeting. All services provided by and fees paid to KPMG LLP in 2021 were pre-approved by the Audit Committee in accordance with the pre-approval policies, and there were no instances of waiver of approval requirements or guidelines during this period.

Report of the Audit Committee

The Audit Committee is composed of four directors, each of whom is independent under the enhanced independence standards for audit committees in the Exchange Act and the rules thereunder as incorporated into the listing standards of the NYSE and under the Company’s Corporate Governance Guidelines, and two of whom have been determined by the Board of Directors to be audit committee financial experts. The Audit Committee met five times during 2021. The Audit Committee operates under a written charter adopted by the Board of Directors, which the Audit Committee reviews at least annually and revises as necessary to ensure compliance with current regulatory requirements and industry changes.

As its charter reflects, the Audit Committee has a broad array of duties and responsibilities. With respect to financial reporting and the financial reporting process, management, the Company’s independent registered public accounting firm and the Audit Committee have the following respective responsibilities:

Management is responsible for:

•	Establishing and maintaining the Company’s internal control over financial reporting;

•	Assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each year; and

•	Preparation, presentation and integrity of the Company’s consolidated financial statements.

The Company’s independent registered public accounting firm is responsible for:

•	Performing an independent audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting;

•	Expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles; and

•	Expressing an opinion as to the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for:

•	Selecting the Company’s independent registered public accounting firm;

•	Overseeing and reviewing the consolidated financial statements and the accounting and financial reporting processes of the Company; and

•	Overseeing and reviewing management’s evaluation of the effectiveness of internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2021 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and KPMG LLP, including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

22            Owens & Minor, Inc.    ●    2022 Proxy Statement

Proposal 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee has discussed with KPMG LLP the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). The Audit Committee has also received the written disclosures and communications from KPMG LLP required by the PCAOB regarding the independence of that firm and has discussed with KPMG LLP the firm’s independence from the Company.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with KPMG LLP its opinion as to the effectiveness of the Company’s internal control over financial reporting.

Based upon its discussions with management and KPMG LLP and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

THE AUDIT COMMITTEE

Mark F. McGettrick, Chair Aster Angagaw Mark A. Beck Stephen W. Klemash

Owens & Minor, Inc.    ●    2022 Proxy Statement            23

Stock Ownership Information

Stock Ownership by Management and the Board of Directors

The following table shows, as of March 4, 2022, the number of shares of Common Stock beneficially owned by each director and director nominee, the executive officers identified as our “NEOs” in the Summary Compensation Table in this Proxy Statement and all current directors and executive officers of the Company as a group.

Name of Beneficial Owner	Sole Voting and Investment Power(1)	Other(2)	Aggregate Percentage Owned

Aster Angagaw	4,708	—	*

Mark A. Beck(3)	—	—	*

Gwendolyn M. Bingham	24,853	—	*

Kenneth Gardner-Smith	579	—

Robert J. Henkel(3)	24,000	—	*

Stephen W. Klemash	4,708	—	*

Mark F. McGettrick(3)	—	—	*

Edward A. Pesicka	1,546,525	—	2.02%

Andrew G. Long	210,303	—	*

Jeffrey T. Jochims	222,285	—	*

Christopher M. Lowery	278,360	—	*

Nicholas J. Pace	244,154	—	*

Mark P. Zacur	24,131	—	*

All Executive Officers and Directors as a group (16 persons)	2,935,592		4.09%

*	Represents less than 1% of the total number of shares outstanding.

(1)

No officer or director of the Company has the right to acquire any shares through the exercise of stock options within 60 days following March 4, 2022. There are no outstanding options, warrants or rights as of December 31, 2021.

(2)

Includes: (a) shares held by certain relatives or in estates; (b) shares held in various fiduciary capacities; and (c) shares for which the shareholder has shared power to dispose or to direct disposition. These shares may be deemed to be beneficially owned under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

(3)	The following directors hold shares in the common stock account of the Directors’ Deferred Compensation Plan: Mr. Beck 44,411 shares; Mr. Henkel 42,069 shares; and Mr. McGettrick 115,794 shares.

24            Owens & Minor, Inc.    ●    2022 Proxy Statement

Stock Ownership Information

Stock Ownership by Certain Shareholders

The following table shows, as of March 4, 2022, any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner of more than 5% of our Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percentage Owned

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	11,728,563	(1)	15.29%

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	8,006,776	(2)	10.44%

Wellington Management Group LLP 280 Congress Street, Boston, MA 02210	7,475,703	(3)	9.75%

(1)	Based upon a Schedule 13G report or amendment filed by BlackRock Inc. with the SEC on January 27, 2022.

(2)	Based upon a Schedule 13G report or amendment filed by Vanguard Group, Inc. with the SEC on February 10, 2022.

(3)

Based upon a Schedule 13G amendment (“Schedule 13G/A”) that was jointly filed with the SEC on February 4, 2022 pursuant to a joint filing agreement by and among Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP. The address for each of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP c/o Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210. Beneficial ownership information is the same for Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP. Wellington Management Company LLP beneficially owns 7,142,054 shares (9.47%).

According to exhibits filed with the Schedule 13G/A, the following lists the identity and classification of each relevant entity that beneficially owns shares of the security class being reported on the Schedule 13G/A: Wellington Group Holdings LLP – HC, Wellington Investment Advisors LLP – HC, Wellington Management Global Holdings, Ltd. – HC. One or more of the following investment advisers (the “Wellington Investment Advisers”): Wellington Management Company LLP – IA, Wellington Management Canada LLC – IA, Wellington Management Singapore Pte Ltd – IA, Wellington Management Hong Kong Ltd – IA, Wellington Management International Ltd – IA, Wellington Management Japan Pte Ltd – IA, Wellington Management Australia Pty Ltd – IA. The securities as to which the Schedule 13G/A is filed by Wellington Management Group LLP, as parent holding Company of certain holding companies and the Wellington Investment Advisers, are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP.

Equity Compensation Plan Information

The following table shows, as of December 31, 2021, information with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders(2)	1,327,910	—	2,939,655

Equity compensation plans not approved by shareholders(3)	—	—	—

Total	1,327,910	—	2,939,655

(1)	There are no outstanding options, warrants or rights as of December 31, 2021. The total in column (a) above relate to performance shares.

(2)

These equity compensation plans are the 2018 Stock Incentive Plan adopted and approved by shareholders on May 8, 2018 (as amended May 10, 2019 and May 1, 2020), the 2015 Stock Incentive Plan and the 2005 Stock Incentive Plan. No additional awards may be made under the 2005 Stock Incentive Plan or the 2015 Stock Incentive Plan.

(3)	The Company does not have any equity compensation plans that have not been approved by shareholders.

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Executive Compensation

Compensation Discussion & Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and programs, the role of our OP&C Committee and its independent consultant, the compensation decisions made by the OP&C Committee under these programs and the considerations that went into our decisions as a result of the Company’s operational and financial performance in 2021, all as they relate to our named executive officers (“NEOs”).

Our 2021 NEOs are:

Named Executive Officer	Title

Edward A. Pesicka	President & Chief Executive Officer

Andrew G. Long	Executive Vice President & Chief Financial Officer

Jeffrey T. Jochims	Executive Vice President, Chief Operating Officer & President, Products & Healthcare Services

Christopher M. Lowery*	President, Global Products

Nicholas J. Pace	Executive Vice President, General Counsel & Corporate Secretary

Mark P. Zacur**	Former Executive Vice President, Chief Commercial Officer

*	As previously announced, Mr. Lowery’s employment with the Company will terminate on March 31, 2022.

**	Mr. Zacur ceased to be an officer of the Company on September 30, 2021 and his employment with the Company terminated on December 31, 2021.

Review of 2021 Company Financial Performance & Significant Accomplishments

As COVID-19 continued into its second calendar year, we delivered on, and in many cases exceeded, our commitments to our customers, our teammates, our shareholders, the communities where we operate and our stakeholders generally. Against a difficult operating environment marked by supply chain disruptions, increasing inflation, rising commodity prices, labor market shortages and unpredictable COVID-19 variants, we delivered record financial performance and further positioned our Company for long-term profitable growth. We maintained our industry-leading service levels ensuring that our customers received the medical and surgical supplies they needed to care for their patients and battle COVID-19. We also carried on our long history of giving back to the communities where we operate by establishing The Owens & Minor Foundation to ensure support of charitable organizations focused on healthcare, the environment and D&I initiatives for years to come. Finally, in 2021, we reaffirmed our commitment to all of our stakeholders by continuing to develop and invest in sound ESG practices and ESG-focused initiatives. Our NEOs were instrumental in delivering on our commitments and driving our financial and operating performance. We are proud to highlight a few of our 2021 accomplishments below.

Delivering for Our Customers

At the outset of the pandemic in 2020, we acted swiftly to ensure our customers and front-line healthcare workers received critical personal protective equipment (“PPE”) and other medical supplies necessary to combat COVID-19 and care for their patients. Our teammates responded early in the pandemic with relentless focus on serving our customers and delivering on our mission of ‘Empowering Our Customers to Advance Healthcare’, while exemplifying our IDEAL values (Integrity, Development, Excellence, Accountability and Listening . Our response continued and intensified through 2021 as the Delta and Omicron variants put strain on our customers, their front-line healthcare workers and our nation’s healthcare supply chain. Specifically, in 2021, we:

•	In 2021 we delivered 14.7 billion units of PPE to healthcare workers in the fight against COVID-19 (bringing the total to 23.9 billion units of PPE since the beginning of COVID-19);

•	Worked closely with Federal and State agencies to address and improve the healthcare supply chain resiliency and the nation’s pandemic preparedness; and

•

Created a supply chain monitoring and update process called Supplier Metrics and Accountability Report Tracker, or “SMART Card,” to provide early warnings to customers of shipping delays, branded manufacturer product stockouts, possible supply chain disruptions from weather or similar events thereby bringing new transparency to the global supply chain supporting the US healthcare industry.

26            Owens & Minor, Inc.    ●    2022 Proxy Statement

Executive Compensation

Taking Care of Our Teammates

The pandemic continued to have an impact on our teammates and their families, yet our more than 15,000 global teammates continued to answer the call and respond to serve our customers. Our teammates worked tirelessly in 2021 as many of our distribution centers and manufacturing facilities operated extended hours to meet the needs of our customers as a result of the pandemic.

Our teammates are, and have always been, key to our success and at the heart of our mission. Our teammates drove our performance in 2021 and were at the forefront of delivering on our commitments to our customers. Continuing from 2020, one of our top priorities in 2021 remained keeping our teammates safe and reducing the stress caused by the pandemic however we could. We also focused on creating new leaders in our organization, with diverse backgrounds, to provide career opportunities and build “bench-strength” to ensure we have leaders to continue our success. We took the following actions to demonstrate our appreciation of our teammates’ work and the value we place on their commitment:

•

Continued emphasis on ensuring safe working conditions in our distribution centers and manufacturing facilities through, social distancing protocols and provision of gloves, masks and goggles and increased routine cleaning/sanitizing, as well as enhanced industrial cleaning and disinfecting

•	Maintained enhanced teammate benefits, including covering all costs for COVID-19 testing, providing free telemedicine and relaxing our attendance policies

•	Made an additional 401(k) contribution to all eligible teammates equal to 5% of the teammate’s salary (in addition to our 4.0% match)

•	Increased D&I representation within our management-level teammate population through promotion and hiring practices

•	Expanded our Teammate Resource Groups (“TRGs”) to include African American/Black, Veteran, LGBTQ+, Military, Women in Healthcare, LatinX, Asian American/Pacific Islanders, and Women in Tech.

•	Reinstated and enhanced our intern program that draws from top-level universities and colleges, including from HBCUs to provide learning and future employment opportunities for qualified students

•

Created our first Leadership Development Program that will go live in 2022 with an initial class of 40 high potential and talented teammates designed to identify and develop Owens & Minor’s leaders of the future.

Creating Value for our Shareholders

In 2021, we built upon our strong 2020 financial performance by delivering record earnings results, strengthening our balance sheet and further solidifying our foundation for future profitability. In 2021, led by our NEOs, we achieved the following:

•	Record earnings performance

•	Record adjusted operating income (“AOI”) of $442 million as compared to a 2021 goal of $373 million and representing an over 56% increase from 2020[1]

•	Record adjusted earnings per share (“EPS”) of $4.10 as compared to the mid-point of our initial 2021 adjusted EPS guidance of $3.25 per share and representing an over 80% increase from 2020

•	Year-over-year revenue growth of $1.3 billion, or 15.4%, to $9.8 billion

•	Year-over-year AOI margin expansion of 118 basis points.

•	Strong Balance Sheet

•	Total debt reduced by $76 million or 7.4% reduction in total debt during 2021

•	Total net debt at the end of the year was $894 million, the first time under $900 million since 2018 (prior to incurring additional debt to purchase the Halyard S&IP business)

[1]

Adjusted (non-GAAP) earnings, or AOI, and other non-GAAP financial measures included in this Proxy Statement and a reconciliation to the most comparable GAAP equivalent financial measure are described in the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2022.

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Executive Compensation

•	Substantial reduction in interest expense of 42.3% for the full year

•	Renegotiated our credit agreement to provide greater financial flexibility

•	Reduced our net leverage ratio to 1.8 times trailing twelve months adjusted earnings before interest taxes depreciation and amortization (“EBITDA”)

•	Operating cash flow of $124 million for the full year.

•	Foundation for Future Profitability

•	Invested in technology and innovation, including our QSight platform and a new inventory management platform

•	Expanded PPE manufacturing capacity to address future needs of our customers and efforts by the US government to build a more secure PPE supply chain

•

Acquired American Contract Systems (ACS), an innovative custom procedure tray kitting business highly to deliver highly flexible kits assembled near to customer, priced with full transparency, and sterilized using a proprietary technique using ultra-low-volume ethylene oxide.

•

Announced, on January 10, 2022, that we had signed a definitive agreement to acquire Apria, Inc., a leading provider of integrated home health equipment and related services that significantly expands and complements our Patient Direct business (the transaction is subject to approval of the Apria stockholders and is expected to close in the first half of 2022).

Enriching our Communities

Owens & Minor teammates have always been active members of the communities where we operate and Owens & Minor has always supported charities core to its mission. In 2021, we established The Owens & Minor Foundation with initial funding of $10 million to ensure support for these important organizations and the work they do for years to come. In its first partial year of operation, the Foundation contributed to numerous organizations supporting broader healthcare availability to all communities, promoting D&I opportunities, and protecting the environment. In addition to the Foundation’s charitable activities, we also assisted many of our local communities through COVID-19 by providing PPE and volunteering our time and efforts.

Reaffirming our Commitment to our Stakeholders through our ESG Practices

Owens & Minor has, through its history, prioritized responsible environmental, social, and governance, or ESG, operations. In 2021, we formalized our ESG program and issued our inaugural ESG Report. Additionally, as further detailed on pages 7-11, we dedicated significant leadership time and focus to responsible ESG practices and we continued to make investments in ESG-related initiatives consistent with our ESG profile.

*****

2021 was another successful year for Owens & Minor in an incredibly challenging environment. Under the leadership of our NEOs and the broader Owens & Minor executive team, the Company successfully delivered on numerous fronts for its stakeholders. The Company achieved record earnings performance that exceeded its financial goals and, as discussed below, the NEOs successfully performed their respective management business objectives (“MBOs”), focused on profit improvement, revenue performance, operational excellence and service expansion, and developing, retaining and attracting top talent. This outperformance has positioned the Company well for the future and resulted in compensation awards at the maximum level allowed under our plans.

28            Owens & Minor, Inc.    ●    2022 Proxy Statement

Executive Compensation

Review of 2021 Compensation Plan Design & Key Decisions

The OP&C Committee took the following noteworthy actions:

•

The Committee structured our annual cash incentive plan (“AIP”) to be heavily weighted on financial performance for our NEOs, including our President & Chief Executive Officer whose 2021 cash incentive compensation was determined 100% by the Company’s financial performance against its revenue growth and AOI goals, with an opportunity for a modifier upward or downward of 20% based on MBOs.

•

The Committee chose revenue growth and AOI as the financial metrics for Company performance for the 2021 AIP because it believes these are the most relevant measure of the financial and operational performance of the Company. The AIP achievement for each of our NEOs is measured against total Company revenue growth and AOI, with an individual opportunity for a modifier upward or downward of 20% based on MBOs.

•

The Committee developed MBOs for our NEOs, including our President & Chief Executive Officer, focused on profit improvement, revenue growth, operational excellence and service expansion, and developing, retaining and attracting top talent based on the Committee’s determination that these objectives would drive 2021 performance and establish a strong foundation for future profitability.

•

The Committee granted long-term equity incentive awards comprised 50% of restricted stock that vests over three years and 50% performance shares that are earned, if at all, based on the Company’s adjusted EPS performance over the two-year period 2021-2022 and then subject to an additional one-year time-based vesting period.

•

When setting 2021 total target cash compensation for our NEOs, the Committee increased base salaries for Messrs. Long and Jochims to $590,000 and AIP targets of 90% respectively, and for Mr. Pace increased base salary to $515,000 and an AIP target of 80%, recognizing additional responsibilities and alignment with our market comparators.

•

Following the end of 2021, the OP&C Committee determined that the Company consolidated AOI was $442 million exceeding the Company’s AOI goal of $373 million, and revenue increased $1.3 billion exceeding the Company’s revenue growth goal of $891 million equating to 200% performance of AIP goals.[2]

•

Following the end of 2021, the OP&C Committee determined that each of our NEOs had earned annual bonuses at 200% of target. The OP&C Committee based this determination both on the Company’s strong financial performance and the performance of our NEOs with respect to their MBOs.

•

Descriptions of select compensation actions for our NEOs (Messrs. Pesicka, Jochims, Long and Pace) are included in descriptive tables to follow. Compensation information for Messrs. Lowery and Zacur are included along with our NEOs in the Summary Compensation Table and select other tables as required. Mr. Zacur terminated employment as of December 31, 2021, and Mr. Lowery will terminate employment as of March 31, 2022.

Our Executive Compensation Philosophy

The fundamental principle underlying our executive compensation program is to pay for sustained performance, profitable growth, and achievement of results. We generally target 50th percentile of our peer group and the relevant market as a reference point for positioning target total compensation for our executives. This is a reference point, not a policy, and actual compensation may be above or below the target level based on performance. Our compensation program also allows an executive officer to earn compensation above the 50th percentile based on Company and individual performance. We reward for Company and individual performance within a framework that allows us to attract, retain and motivate our executives. We designed our executive compensation programs to create the appropriate balance between short- and long-term incentives and between fixed and at-risk incentive compensation, to weigh cost against expected benefit and to align with the creation of shareholder value while providing market-competitive compensation packages that promote executive retention. These components include:

•	Reasonable but market-competitive base salaries to attract and retain executives;

•	Annual cash incentives to drive critical business results each year;

•	Long-term incentive equity awards to retain management and focus executives on longer-term financial performance and execution of our operational and strategic plans; and

•	Retirement, severance and other benefits to attract executive talent and encourage retention.

[2]

For AIP purposes, we evaluate our financial performance on a constant currency basis. On a constant currency 2021 revenue growth was $1,320.5 million and 2021 AOI was $429.6 million, respectively. See page 37 of this proxy statement for further information.

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Executive Compensation

We believe the actions taken by the OP&C Committee in 2021 and outcomes of the 2021 incentive programs were in-line with the Company’s compensation philosophy. Further, we believe the 2021 pay results illustrate and emphasize the strong link between actual pay and the results of our Company. In 2021, the Company’s financial performance far exceeded its AOI and revenue goals. Additionally, each of the NEOs successfully outperformed their respective MBOs and led the Company to significant financial and operational accomplishments through the difficult operating environment created by the COVID-19 pandemic and other macroeconomic factors. As a result, the OP&C Committee approved annual bonuses at 200% of target for our NEOs.

Our Executive Compensation Governance Practices

We design our compensation programs and practices to align with our compensation philosophy, meet compensation best practice standards and to drive performance that creates long-term shareholder value.

WHAT WE DO

Pay for Performance.    We link pay to performance and a significant portion of our executives’ potential total annual compensation, both cash and equity, is incentive-based on the achievement of objective, simple and transparent financial measures designed to enhance short-term and long-term performance.

Performance-Based Equity Awards. At least half of our annual equity award grants are performance shares with multi-year performance requirements and an additional year of vesting on earned shares.

Share Ownership Guidelines. We have established stock ownership guidelines for our officers, and all of our NEOs meet or exceed the established ownership guidelines.

Limited Perquisites. We tie perquisites to a legitimate business purpose and limit the value provided to executive officers.

Double-Triggered Change in Control Provisions.    Equity vesting and severance benefits resulting from a change in control are “double-trigger” and require termination of employment following the change in control.

Recoupment Policy. We maintain a recoupment policy to recover from our executives’ compensation paid under circumstances involving restatement of our financial statements due to misconduct.

Risk Mitigation.    We mitigate risks associated with compensation by establishing caps on incentive compensation, multiple performance targets for incentive compensation and ongoing processes to identify and manage risk.

Independent Compensation Consulting Firm.    The OP&C Committee receives advice about its compensation programs and practices from an independent consulting firm that provides no other services to the Company, and the Company is not aware of any conflicts of interest with respect to its work.

WHAT WE DON’T DO

No Employment Agreements. We do not have employment agreements with our executive officers.

No Hedging. We prohibit our executive officers and directors from hedging against the economic ownership of Company stock.

No Pledging. We prohibit our executive officers from pledging Company stock.

No Re-pricing of Equity Awards. Our stock plans do not permit the re-pricing of equity awards without shareholder approval.

No Tax Gross-Ups. We do not provide excise tax gross-ups on change in control severance payments and benefits.

Say-On-Pay Vote

In April 2021, our shareholders approved the compensation of our NEOs for 2020 in our say-on-pay advisory vote with over 98% of votes cast in support of the program. Based on this support, the OP&C Committee made no material changes to the core structure and philosophy behind our executive compensation program in 2021 but continues to evaluate our compensation programs and practices to ensure that they are both market competitive and drive performance. At our upcoming 2022 Annual Meeting, our shareholders will provide an advisory vote to approve 2021 executive compensation, and the OP&C Committee will continue to consider results from these advisory votes in setting executive compensation.

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Executive Compensation

Our Process for Setting 2021 Executive Compensation

Role of the OP&C Committee.    The OP&C Committee establishes, approves, and administers the Company’s executive compensation programs. The OP&C Committee solicits the views of its independent consultant and senior management on incentive compensation and plan design. In addition, the OP&C Committee sets performance goals and evaluates the performance of our Chief Executive Officer on an annual basis jointly with our Governance & Nominating Committee. Our Chief Executive Officer recommends to the OP&C Committee for its approval the compensation levels, performance goals and performance evaluations of our other executive officers and the OP&C Committee recommends the compensation of our Chief Executive Officer and other officers to the independent directors for Board approval. Our Chief Executive Officer does not make recommendations to the OP&C Committee with respect to his compensation and does not participate in Committee meetings when the Committee reviews his compensation.

Role of the Independent Compensation Consultant.    The OP&C Committee has the authority under its charter to retain independent consultants to assist it in making compensation and compensation-related decisions. In 2021, the OP&C Committee engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) for the first quarter of the year, and Willis Towers Watson (“WTW”) beginning in the second quarter of the year, as its independent consultant to, among other things, (1) analyze competitive levels of each element of compensation and total compensation for each of the executive officers relative to our peer group and industry trends; (2) provide information regarding executive compensation trends and regulatory changes and developments; and (3) provide input on annual and long-term incentive design. Our consultant reports directly to the OP&C, and aside from its work with the OP&C provides no other work for the Company. The OP&C Committee has analyzed whether the work of both Semler Brossy and WTW raised any conflict of interest and has concluded that the work of our advisors, including the individuals employed by our advisors who provide consulting services to the Committee, have not created any conflict of interest. The OP&C Committee also considered and confirmed the independence of legal advisors retained by the OP&C Committee during 2021.

Factors We Use to Determine Executive Compensation.    The OP&C Committee considered a variety of factors in making decisions regarding compensation targets for our NEOs in 2021, including:

Performance-Based Compensation.    We base a significant portion of compensation on the achievement of objective financial measures in order to create a strong link between pay and performance. We have no specific policies on the percentage of total compensation that should be “performance-based,” but consider this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages. In 2021, our President & Chief Executive Officer’s total target compensation was 52% performance-based and 48% fixed, and our other NEOs’ total target compensation was 49% performance-based and 51% fixed.

Short-Term vs. Long-Term Compensation.    Because the successful operation of our business requires a long-term approach, one significant element of our executive compensation program is long-term incentive compensation. We considered the relationship of short-term to long-term compensation in determining the overall balance and reasonableness of our executives’ total direct compensation packages. We believe that short-term compensation is necessary in conjunction with long-term compensation to provide remuneration for performance of short-term goals that ultimately lead to achievement of our long-term objectives and strategic initiatives. In 2021, our President & Chief Executive Officer’s total target compensation was 68% long-term and 32% short-term and our other NEOs’ total target compensation was 62% long-term and 38% short-term.

Cash vs. Non-Cash Compensation.    We consider both the cost and the motivational value of the various components of compensation. We consider the relationship of cash to equity compensation in determining the overall balance of the executives’ total direct compensation packages and the alignment that equity compensation can have with the creation of shareholder value. In 2021, our President & Chief Executive Officer’s total cash and non-cash compensation components were 32% and 68% of total target compensation, respectively and our other NEOs’ total cash and non-cash components were 38% and 62% of total target compensation, respectively.

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Executive Compensation

Taking into account the above factors, our Chief Executive Officer and other NEOs had the following proportionate mix of performance-based opportunities, short vs. long-term compensation and cash vs. non-cash compensation target opportunities in 2021:

We believe our proportionate mix of compensation opportunities is appropriate in that we provide a greater relative percentage of incentive-based compensation tied to financial performance and long-term compensation to the CEO versus other NEOs because the CEO is in a position to more directly impact financial results and creation of long-term shareholder value.

Peer Group Comparisons.    Each year, we evaluate our compensation levels and programs through comparisons to available information for a group of peer companies selected by the OP&C Committee based in part on recommendations from and analyses prepared by the OP&C Committee’s independent consultant. This evaluation helps us to assess whether our level and mix of executive pay is competitive and reasonable when compared to certain industry standards.

In general, we select peer companies after consideration of one or more of the following factors:

•	Quantitative Factors: revenue, net income, total assets, and/or market capitalization

•	Qualitative Factors: business model (health care services and products, health care distribution and companies from other distribution industries) and geographic scale.

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The OP&C Committee periodically reviews the peer group to ensure it remains appropriate and relevant as a market reference and modifies the peer group as necessary to reflect changes at the Company, among the peers or within the industry. For 2021, Anixter International was removed from our peer group, due to its purchase by Wesco. The 14 peer companies we used in 2021 were:

2021 Peer Companies
Owens & Minor, Inc.	Medical Products & Distribution

Peer Company Name	Business/GICS Sub-Industry
C.H. Robinson Worldwide, Inc.	Air Freight Logistics
DENTSPLY SIRONA, Inc.	Health Care Suppliers
Genuine Parts Company	Distributors
Henry Schein, Inc.	Health Care Distributors
Hill Rom Holdings, Inc.	Health Care Equipment
Patterson Companies, Inc.	Health Care Distributors
Premier, Inc.	Health Care Services
ResMed, Inc.	Health Care Equipment
STERIS Plc	Health Care Equipment
SYNNEX Corporation	Technology Distributors
The Cooper Companies, Inc.	Health Care Supplies
United Natural Foods, Inc.	Food Distributors
Univar Solutions, Inc.	Trading Companies and Distributors
WestRock Co.	Paper Packaging

Market Compensation Survey Data.    In addition to peer data, the OP&C Committee also considers broader survey data in benchmarking and setting compensation. For 2021, the OP&C Committee considered national compensation surveys with a focus on executives within healthcare and distribution industries.

Executive Summary Compensation Statements:    To review total compensation levels for executive officers, the OP&C Committee reviews executive summary compensation statements, or tally sheets, that quantify each element of direct compensation provided to individual executives and the portion of the executive’s total compensation represented by each element of compensation. This annual review also includes information on the value of executives’ outstanding equity awards, as well as an evaluation of the payments and benefits that would be paid to executive officers in the event of termination of employment, including following a change in control of the Company.

Total Program Cost.    We consider the cost (including aggregate share usage and dilution) of the various components of our compensation program in evaluating the overall balance and reasonableness of our executives’ total direct compensation packages.

Risk Considerations.    In setting executive compensation, the OP&C Committee structures the various components of our program to promote the achievement of our business goals without encouraging the taking of unnecessary risks. We believe that several elements of our program mitigate risks associated with performance-based compensation, including the following:

•

Limits on Incentive Compensation.    We cap our AIP awards at 200% of the executive’s target award to protect against excessive short-term incentives, and the OP&C Committee has discretion to reduce awards based on factors it deems appropriate, including whether officers took unnecessary risks.

•

Performance Metrics.    We use financial performance metrics for our AIP that emphasize profitable and disciplined growth and require responsible and risk-based decision-making by our executives. We also use operational metrics and specific MBOs to reward executives for appropriate decision-making and accomplishment of non-financial goals.

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Executive Compensation

•

Performance Shares/Long-Term Equity Awards.    At least half of an executive’s annual equity compensation consists of performance shares with a multi-year performance cycle and an additional year of service-based vesting, which focuses management on sustaining the Company’s long-term performance. The other portion of an executive’s annual equity compensation consists of restricted stock awards that vest over a period of three years and accordingly, further encourages a focus on long-term performance.

•	Share Ownership Guidelines. Our share ownership guidelines ensure that our executives have a substantial stake tied to long-term holdings in Owens & Minor stock.

•

Recoupment Policy.    Performance-based cash and equity compensation to our executive officers is subject to recoupment under circumstances involving misconduct that result in a restatement of our financial statements.

Elements of 2021 Compensation

The following table summarizes the key elements of our 2021 executive compensation program:

Element	Key Characteristics	Purpose

Base Salary	Fixed cash	Provides a fixed amount of cash compensation to allow us to recruit and retain key talent

Annual Incentives	Cash awarded annually for performance against Company financial and individual performance objectives	To motivate executive officers’ performance in achieving our current-year business goals

Long-Term Incentives

Comprised of 50% performance shares and 50% restricted stock

•  Executives earn shares if the Company meets certain operational, financial or shareholder return metrics as selected by the OP&C Committee and we measure performance over a 2-year period and, if earned, shares vest at the end of 3 years from date of award

•  Restricted stock vests over three years from date of grant

Rewards performance that enhances shareholder value through the use of equity-based awards that link compensation to the value of our Common Stock and the achievement of multi-year performance goals, and strengthens the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management

Retirement Savings & Deferred Compensation Plan	Executives may participate in the Company’s 401(k) Plan and may defer salary and cash bonuses into a plan that provides for investment options similar to the Company’s 401(k) Plan	Provides a tax efficient opportunity to save for retirement and to ensure that our executive compensation program remains competitive in the marketplace for key executive talent

Post-Termination Compensation	We maintain an executive severance plan that provides for severance in the event of not-for-cause termination. Additionally, executives are parties to change in control agreements that provide “double-trigger” severance benefits in the case of a qualifying change in control	Provides security for the future needs of the executives and their families

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Executive Compensation

In 2021, our executive compensation structure consisted of three primary components: base salary, annual incentives and long-term incentives. Within the long-term incentive component, we utilized a balanced portfolio of 50% time-based restricted stock that vests over three-years and 50% performance-based stock awards.

A number of key 2021 compensation-related decisions resulted from our achievements as described in this overview. The following section describes actual compensation received by our NEOs in 2021 and the rationale for the OP&C Committee’s decisions.

2021 Base Salaries

Our executive officers are employed on an “at will” basis and do not have employment agreements. We review base salaries annually or in the connection with promotion. The OP&C Committee generally considers the following factors when making base salary decisions: (1) individual attributes of each NEO (such as responsibilities, skills, leadership and experience), (2) individual and overall Company performance levels, (3) the officer’s expected future contributions to the Company, and (4) overall market-competitiveness of the officer’s base salary. In April 2021, considering the foregoing factors, the OP&C Committee increased base salaries of the NEOs as shown below:

NEO	2020 Base Salary	2021 Base Salary	% Change

Edward A. Pesicka, President & Chief Executive Officer	$912,000	$912,000	0.0%

Andrew G. Long, Executive Vice President & Chief Financial Officer	$500,000	$590,000	18.0%

Jeffrey T. Jochims, Executive Vice President, Chief Operating Officer & President, Products & Healthcare Services	$545,272	$590,000	8.2%

Christopher M. Lowery, President Global Products	$579,600	$590,000	1.8%

Nicholas J. Pace, Executive Vice President, General Counsel & Corporate Secretary	$513,352	$515,000	0.3%

Mark P. Zacur, Former Executive Vice President, Chief Commercial Officer	$500,000	$525,000	5.0%

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Executive Compensation

Annual Performance-Based Cash Incentives

We provide annual performance-based cash incentive opportunities to executive officers to motivate their performance in achieving our current-year business and financial goals. Each year the Board approves an annual operating plan, or AOP, that includes financial, strategic and other goals and we base annual incentive goals for the executive officers on the approved plan. The goals include both Company performance and individual MBOs specific to each executive. In 2021, the OP&C Committee selected a blend of Company financial goals comprised 50% weighting for 2021 revenue growth and 50% for 2021 adjusted AOI for our NEOs as follows:

NEO	Actual 2021 Cash Incentive Target	2021 Cash Incentive as a Percentage of Base Salary

Edward A. Pesicka, President & Chief Executive Officer	$1,140,000	125%

Andrew G. Long, Executive Vice President & Chief Financial Officer	$ 531,000	90%

Jeffrey T. Jochims, Executive Vice President, Chief Operating Officer & President, Products & Healthcare Services	$ 531,000	90%

Christopher M. Lowery, President, Global Products	$ 531,000	90%

Nicholas J. Pace, Executive Vice President, General Counsel & Corporate Secretary	$ 412,000	80%

Mark P. Zacur, Former Executive Vice President, Chief Commercial Officer	$ 446,250	85%

2021 Company Financial Metrics and Performance

For 2021, the OP&C Committee selected revenue growth and AOI as the metrics on which Company performance would be measured and, as further discussed below, the metrics on which our NEOs’ 2021 annual incentive compensation would be primarily based. The OP&C Committee selected revenue growth and AOI as the primary performance metrics because they:

•	are common metrics to all our business units,

•	are widely understood by our teammates and are the internal metrics of greatest focus,

•	are among the most important underlying drivers of business performance and other financial metrics (such as adjusted EPS, operating cash flow and return on invested capital);

•

are aligned with creating shareholder value as sustained AOI and revenue growth are both highly correlated with share price growth and are key drivers of free cash flow which is also highly correlated to equity value;

•	are aligned with our investor communications and the area of focus of our investor base; and

•	are in part driven by our performance against our NEOs’ MBOs.

In setting 2021 annual cash incentive program revenue growth and AOI goals in the first quarter of 2021, the Committee considered several factors including:

•	2020 full-year revenue and AOI performance;

•	2020 fourth quarter revenue and AOI performance and the trajectory of the Company’s business at that time;

•	infrastructure, technology, and services investments planned for 2021;

•

past customer non-renewals that would impact 2021 full-year financial performance partially offset by expected execution of operating efficiencies, portfolio mix shift and customer retentions and wins in 2021; and

•	the Company’s 2021 AOP which the Committee believed at the time it approved 2021 goals represented the Company’s best estimate of 2021 performance.

The Committee approved the 2021 revenue growth and AOI goals and related compensation levels in a manner it believed provided reasonable opportunity to achieve a bonus at the target level and an appropriately challenging stretch opportunity for performance in excess of target. The approved annual cash incentive program included a threshold level of

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Executive Compensation

performance that must be attained to receive any cash incentive payout, a target level of performance, which, if attained, would result in a 100% of target cash incentive payout, and a maximum level of 200% of target for any cash incentive award. For achievement levels above threshold but below target or above target but below maximum, payout amounts are calculated based on a straight-line interpolation of the achievement level above threshold or target, as applicable. The threshold, target and maximum levels of the 2021 AIP and associated 2021 AOI performance are set forth in the table below. In 2021, our revenue growth and AOI resulted in performance at the 200% level as shown in the table below. These financial goals are set on a constant currency basis so that performance can be measured without positive or negative impact from currency fluctuations that are largely outside of the NEOs’ control.

Performance Metric	Threshold (AIP 0%)	Target (AIP 100%)	Maximum (AIP 200%)	2021 Actual[3]	Actual AIP Achievement

2021 Revenue Growth (50%)	$250.0 million	$891.0 million	$1,000.0 million	$1,320.5 million	200%

2021 AOI (50%)	$336.1 million	$373.4 million	$ 410.7 million	$ 429.6 million	200%

2021 NEO MBOs and Performance

The OP&C Committee structured our 2021 AIP to include MBOs as performance metrics that allow for an upward or downward modifier (0-20%) of incentive compensation earned by the NEOs to be based on an assessment of the NEO’s job performance against position-specific financial, operational, or other goals, strategic focus, management skills and other quantitative or qualitative goals. The OP&C Committee believes it is important to include MBOs as performance metrics that either (i) reward for strong performance and leadership given these metrics are leading indicators of successful execution of financial, strategic, and operational initiatives that contribute to current and future value creation, or (ii) allow for negative discretion to reduce a bonus award where the NEO has not successfully performed his or her MBOs. While each NEO had unique 2021 MBOs applicable to his respective span of control and duties, all MBOs were designed to advance the Company’s four primary 2021 goals: profit improvement, revenue performance, operational excellence, and service expansion, and developing, retaining, and attracting top talent.

Taking into account the performance of our NEOs against their specific MBOs, the OP&C Committee determined that each of our NEOs had successfully achieved, and in many cases significantly outperformed, the NEO’s respective MBOs. Following the financial achievement of greater than 200% for the 2021 AIP, the OP&C Committee chose not to apply further modifications to the 2021 AIP achievement.

In early 2022, considering the Company’s outstanding financial performance and successful MBO performance by the NEOs as discussed above, the OP&C Committee approved cash incentive payments as follows:

NEO	2021 Performance	Actual 2021 Cash Incentive	2021 Cash Incentive as a Percentage of Target
Edward A. Pesicka, President & Chief Executive Officer	Blend of Adjusted Operating Income (50%) and Revenue Growth (50%) achieved at 200% performance	$2,280,000	200%
Andrew G. Long, Executive Vice President & Chief Financial Officer		$1,062,000	200%
Jeffrey T. Jochims, Executive Vice President, Chief Operating Officer & President, Products & Healthcare Services		$1,062,000	200%
Christopher M. Lowery, President, Global Products		$1,062,000	200%
Nicholas J. Pace, Executive Vice President, General Counsel & Corporate Secretary		$824,000	200%
Mark P. Zacur, Former Executive Vice President, Chief Commercial Officer		$0	0%

[3]

Shown on a constant currency basis. Revenue growth was $1,305 million for the year-ended December 31, 2021 and was unfavorably impacted by foreign currency of $15.5 million based on foreign currency rates as of December 31, 2020 and AOI was $442 million for the year-ended December 31, 2021 and was favorably impacted by foreign currency of $12.8 million based on foreign currency rates as of December 31, 2020.

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Executive Compensation

Long-Term Incentives

Our Equity Granting Practices

Our 2018 Stock Incentive Plan, as amended, permits us to award grants of non-qualified stock options, incentive stock options, stock awards, performance share awards, stock units and stock appreciation rights. Except in instances of initial executive hiring, promotions, retention concerns and similar circumstances, we grant equity awards to executive officers one-time each year (generally at the time we review prior year’s performance and set current year compensation). This process occurs in the first quarter of the year and the grant date is typically after the release of prior year’s earnings and filing of our Annual Report on Form 10-K with the SEC. The OP&C Committee’s decision to grant equity-based awards is discretionary and based upon the executive’s position, performance, expected future performance and span of control in his or her role. We strive to maintain an appropriate balance between the aggregate number of shares used for equity grants (relative to the competitive landscape) and shareholder interests.

We generally make annual equity award grants to executive management in two forms: (1) 50% time-based vesting restricted stock that generally vests over a three-year period during which the officer is continuously employed by the Company; and (2) 50% performance-based awards that are earned based on achievement of designated performance metrics over a two-year period followed by a one-year holding period during which the officer must remain in the Company’s employ. We believe that the mix between these vehicles helps provide a balance between linking compensation to the achievement of multi-year performance goals and strengthening the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management. We base grant values on the closing price of the stock on the date of grant.

Our 2021 Awards

The Company granted 2021 performance share awards to our executives that can be earned in an amount ranging from 0% to 200% of the number of awarded shares based on the Company’s adjusted EPS performance for the two-year period January 1, 2021 through December 31, 2022. The OP&C Committee will determine if any shares have been earned following completion of 2022 and calculation of the 2022 adjusted EPS, the results of which will be reported in our 2023 Proxy Statement. Any earned shares would then be subject to an additional one-year vesting period. The OP&C Committee chose adjusted EPS as the performance metric for the 2021 performance shares because it demonstrates a clear linkage to shareholder value. The OP&C Committee also granted time-based restricted stock in an equal amount to the performance share awards.

Based on the foregoing considerations, in 2021 the OP&C Committee granted long-term incentive awards to the NEOs as shown in the table below.

2021 Long-Term Incentive Awards(4)

Name	($) Restricted Stock	No. of Shares of Restricted Stock	($) Performance Shares	No. of Shares of Performance Shares	Total
Edward A. Pesicka, President & Chief Executive Officer	$2,200,000	64,441	$2,200,000	64,441	$4,400,000
Andrew G. Long, Executive Vice President & Chief Financial Officer	950,000	27,827	950,000	27,827	1,900,000
Jeffrey T. Jochims, Executive Vice President, Chief Operating Officer & President, Products & Healthcare Services	950,000	27,827	950,000	27,827	1,900,000
Christopher M. Lowery, President Global Products	950,000	27,827	950,000	27,827	1,900,000
Nicholas J. Pace, Executive Vice President, General Counsel & Corporate Secretary	600,000	17,575	600,000	17,575	1,200,000
Mark P. Zacur, Former Executive Vice President, Chief Commercial Officer	800,000	23,433	800,000	23,433	1,600,000

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Prior Year Performance Share Awards earned in 2021

2020 Performance Share Awards

The Company granted 2020 performance share awards to our executives that could be earned in an amount ranging from 0% to 200% of the number of awarded shares based on the Company’s adjusted EPS performance for the period January 1, 2021 through December 31, 2021. Following the end of 2021, the OP&C Committee determined that the Company’s adjusted EPS was $3.974 which was over 600% performance versus goal resulting in achievement of 200% of the performance share awards.

2020 Performance Shares Metric Performance

Performance Metric	Threshold 0%	Target 100%	Maximum 200%	2021 Actual[4]	Achievement
2021 Adjusted EPS	$0.50	$0.56	$0.62	$3.97	200%

Common Stock Ownership Guidelines

We have established common stock ownership guidelines for our executive officers that are expected to be achieved and maintained. Under these guidelines, officers have approximately five years to reach the full target ownership amount with interim targets to meet each year. As of December 31, 2021, each NEO had exceeded his applicable target ownership level. Because of the historical success of these guidelines in maintaining meaningful stock ownership levels among management, the Company has not imposed any further stock retention requirements on its executive officers in connection with stock option exercises or vesting of restricted stock.

The ownership guidelines are as follows:

Officer	Value of Common Stock

Chief Executive Officer	6.0 x Base Salary

Executive Vice Presidents	2.0 x Base Salary

Senior Vice Presidents	1.5 x Base Salary

The Chief Executive Officer’s higher ownership target reflects the larger portion of his total compensation represented by long-term incentive award value. Eligible holdings in meeting these targets include direct holdings, indirect holdings, shares held through Company plans such as the teammate stock purchase plan, and restricted stock holdings (but excluding any stock options).

Risk Assessment in Compensation Programs

In December 2021, the OP&C Committee reviewed a comprehensive global risk assessment of our compensation policies and practices conducted by management, and based on this review, determined that the Company’s compensation programs encourage and reward prudent business judgment without encouraging undue risk. The risk assessment included a global inventory of incentive plans and programs and considered factors such as plan eligibility, the variety of plan metrics, threshold and maximum payments, and the mix of short-term and long-term compensation. Based on the review, the OP&C Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

[4]

Shown on a constant currency basis. Adjusted EPS was $4.10 for the year-ended December 31, 2021 and was favorably impacted by foreign currency of $0.13 based on foreign currency rates as of December 31, 2020.

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Executive Compensation

Our People and Culture Committee Report

The OP&C Committee has reviewed and discussed the CD&A continuing in this Proxy statement with management. Based on such review and discussion, the OP&C Committee has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

THE OUR PEOPLE AND CULTURE COMMITTEE Robert J. Henkel, Chair Gwendolyn M. Bingham Stephen W. Klemash Mark F. McGettrick

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Summary Compensation Table

The following table summarizes the total compensation of our NEOs for 2021, and earlier years as applicable:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)

Edward A. Pesicka, President & Chief Executive Officer	2021	$912,000	—	$4,400,000	$2,280,000	$ 88,578	$7,680,578
	2020	912,000	—	4,400,000	2,280,000	36,179	7,628,179
	2019	718,385	—	4,000,004	760,000	92,100	5,570,489

Andrew G. Long, Executive Vice President & Chief Financial Officer	2021	$564,731	—	$1,900,000	$1,062,000	$ 38,756	$3,565,487
	2020	500,000	250,000	700,000	800,000	89,266	2,339,266

Jeffrey T. Jochims, Executive Vice President, Chief Operating Officer & President, Products & Healthcare Services	2021	$577,442	—	$1,900,000	$1,062,000	$ 38,233	$3,577,675
	2020	534,296	—	800,000	872,435	25,276	2,232,007

Christopher M. Lowery, President Global Products	2021	$587,080	—	$1,900,000	$1,062,000	$ 75,871	$3,624,951
	2020	579,600	—	700,000	927,361	54,169	2,261,130
	2019	565,323	—	700,006	539,028	32,763	1,837,120

Nicholas J. Pace, Executive Vice President, General Counsel & Corporate Secretary	2021	$514,537	—	$1,200,000	$ 824,000	$ 38,572	$2,577,109
	2020	508,751	—	700,498	368,068	22,807	1,600,124
	2019	484,492	—	700,006	368,068	27,952	1,580,518

Mark P. Zacur, Former Executive Vice President, Chief Commercial Officer	2021	$517,981	—	$1,600,000	—	$1,427,139	$3,545,120

(1)	The amount included for Mr. Long reflects a sign-on bonus paid in 2020 following his start date in 2019.

(2)

The amounts included in column (e) are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, and column (e) includes awards subject to performance conditions. Of the total awards reflected in column (e) for 2021, the amount specified below for each NEO represents awards subject to performance and market conditions, which are valued at the grant date based on probable achievement at target levels:

Mr. Pesicka, $2,200,000; Mr. Long, $950,000; Mr. Jochims, $950,000, Mr. Lowery $950,000, Mr. Pace $600,000 and Mr. Zacur $800,000.

The grant date value of the above performance-based awards for 2021 would equal the following for each NEO assuming achievement of the highest level of performance conditions:

Mr. Pesicka, $4,400,000; Mr. Long, $1,900,000; Mr. Jochims, $1,900,000, Mr. Lowery $1,900,000, Mr. Pace $1,200,000 and Mr. Zacur $1,600,000.

Assumptions used in the calculation of the stock awards included in column (e) are included in note 12 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated herein by reference. The actual value an NEO may receive for stock awards depends on market prices, and there can be no assurance that the amounts shown are the amounts that will be realized.

(3)	The amounts included in column (g) reflect cash awards to the NEOs under the Company’s performance-based annual incentive programs.

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Executive Compensation

(4)	For 2021, the amounts included in this column consist of the following benefits or Company contributions attributable to the following:

Name	Tax Planning Benefit[a]	Dividends on Restricted Stock Awards[b]	Life Insurance Premiums	Defined Contribution Plans Company Match and Contribution[c]	Executive Physical	Other[d]	Total

Edward A. Pesicka	$15,000	$—	$1,242	$46,830	$1,000	$24,506	$88,578

Andrew G. Long	3,500	—	2,322	31,146	—	1,788	38,756

Jeffrey T. Jochims	3,500	—	1,242	32,400	—	1,091	38,233

Christopher M. Lowery	3,500	38,267	2,322	30,782	—	1,000	75,871

Nicholas J. Pace	3,500	110	1,242	31,516	1,000	1,204	38,572

Mark P. Zacur	5,250	—	2,322	31,146	1,000	1,387,421	1,427,139

(a)

Tax planning benefit for the CEO was $15,000, for other NEOs $3,500, and for Mr. Zacur was $5,250 based on his separation agreement. NEOs are required to submit documentation for reimbursement up to the plan levels shown.

(b)

Amounts shown for Messrs. Lowery and Pace relate to dividends paid for performance stock units (“PSU”) vesting from 2018 grants, one of which to Mr. Lowery included dividends accrued at higher rates than in recent years for awards issued prior to the adoption of the 2018 Stock Incentive Plan.

(c)

In 2021, the NEOs participated in the Company’s 401(k) program on the same basis as all US-based teammates, including a 4% match on contributions, and additional Company contributions for the 2020 plan year of 2% and for the 2021 plan year of 3%.

(d)	Other includes:

a.

For Mr. Pesicka, imputed income for personal use of Company aircraft in the amount of $23,415 (an additional $13,881 was incurred late in the year to be reported as 2022 income), an HSA match of $1,000, and an award of $91.

b.	For Mr. Zacur, $1,386,421 was paid per his signed separation agreement, plus $1,000 in HSA match.

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Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Potential Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Edward A. Pesicka	3/1/2021	—	—	—	—	—	—	64,441	$2,200,016
	3/1/2021	—	—	—	—	64,441	128,882	—	2,200,016
	2021 AIP	—	$1,140,000	$2,280,000	—	—	—	—	—

Andrew G. Long	3/1/2021	—	—	—	—	—	—	27,827	$950,014
	3/1/2021	—	—	—	—	27,827	55,654	—	950,014
	2021 AIP	—	$531,000	$1,062,000	—	—	—	—	—

Jeffrey T. Jochims	3/1/2021	—	—	—	—	—	—	27,827	$950,014
	3/1/2021	—	—	—	—	27,827	55,654	—	950,014
	2021 AIP	—	$531,000	$1,062,000	—	—	—	—	—

Christopher M. Lowery	3/1/2021	—	—	—	—	—	—	27,827	$950,014
	3/1/2021	—	—	—	—	27,827	55,654	—	950,014
	2021 AIP	—	$531,000	$1,062,000	—	—	—	—	—

Nicholas J. Pace	3/1/2021	—	—	—	—	—	—	17,575	$600,011
	3/1/2021	—	—	—	—	17,575	35,150	—	600,011
	2021 AIP	—	$412,000	$824,000	—	—	—	—	—

Mark P. Zacur	3/1/2021	—	—	—	—	—	—	23,433	$800,003
	3/1/2021	—	—	—	—	23,433	46,866	—	800,003
	2021 AIP	—	—	—	—	—	—	—	—

(1)	The amounts included in columns (c-e) reflect cash awards to the NEOs under the Company’s performance-based annual incentive programs

(2)	The amounts included in columns (f-h) reflect performance-based equity awards to the NEOs under the Company’s long-term incentive plan.

(3)	The amounts included in column (i) reflect time-based equity awards to the NEOs under the Company’s long-term incentive plan.

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Executive Compensation

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes information regarding outstanding equity awards held by the NEOs as of December 31, 2021.

	Stock Awards

Name and principal position	Date		Equity Incentive plan awards: number of unearned shares that have not vested (#)	Equity Incentive plan awards: payout value of unearned shares that have not vested ($)(1)	Equity Incentive plan awards: number of units or rights that have not vested (#)	Equity Incentive plan awards: payout value of unearned units or rights that have not vested ($)(1)
Edward A. Pesicka President & CEO	3/7/2019		141,329	$6,147,812	—	—
	5/11/2020		200,277	8,712,050	303,449	$13,200,031
	2/10/2021	(2)	856,532	37,259,141	—	—

	3/1/2021		64,441	2,803,184	64,441	2,803,184
Total			1,262,579	$54,922,187	367,890	$16,003,215
Andrew G. Long Executive Vice President & Chief Financial Officer	11/11/2019		16,500	$717,750	—	—
	5/11/2020		31,863	1,386,040	48,276	$2,100,006
	3/1/2021		27,827	1,210,475	27,827	1,210,475
Total			76,190	$3,314,265	76,103	$3,310,481
Jeffrey T. Jochims	4/8/2019		16,500	$717,750	—	—
Executive Vice President, Chief Operating Officer & President, Products & Healthcare Services	5/11/2020		36,415	1,584,052	55,173	$2,400,025
	3/1/2021		27,827	1,210,475	27,827	1,210,475
Total			80,742	$3,512,277	83,000	$3,610,500
Christopher M. Lowery President, Global Products	3/4/2019		20,300	$883,050	—	—
	5/11/2020		31,863	1,386,041	48,276	2,100,006
	2/10/2021	(2)	123,024	5,351,543	—	—

	3/1/2021		27,827	1,210,475	27,827	1,210,475
Total			203,014	$8,831,109	76,103	$3,310,481
Nicholas J. Pace Executive Vice President, General Counsel & Corporate Secretary	3/4/2019		20,300	$883,050	—	—
	5/11/2020		31,863	1,386,041	48,276	$2,100,006
	2/10/2021	(2)	123,024	5,351,543	—	—
	3/1/2021		17,575	764,513	17,575	764,513
Total			192,762	$8,385,147	65,851	$2,864,519
Mark P. Zacur Former Executive Vice President, Chief Commercial Officer	—		—	—	—	—

(1)

Calculated based on the $43.50 closing price per share of our Common Stock on December 31, 2021. Dividends are accrued for on outstanding shares of restricted stock at the same rate as paid to all shareholders of record and payable upon vesting

(2)

Original Grant was awarded as a PSU tied to FY 2019 & FY 2020 Performance. Following the measurement date, the award was cancelled and reissued in the form of an RSA grant in February 2021. The number of shares granted for the replacement restricted stock award was based on performance against predetermined FY 2019 - FY 2020 defined metrics. In February 2021, assessment was approved at 200%, and an additional one-year vesting requirement is in place per the terms of the original PSU agreement.

(3)

The amounts in column titled number of units or rights not vested represent the number of performance shares outstanding based on the achievement of the target level of performance conditions. Dividends are not paid on performance shares unless and until the underlying performance conditions are achieved and the shares vest.

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Stock Awards Vested

The following table summarizes for each NEO information regarding shares of our Common Stock subject to restrictions or PSUs held by the NEOs that vested during 2021. No stock appreciation rights or stock options were outstanding during 2021.

Stock Awards Vested 2021

	Number of Shares Vested 2021	Value Shares Vested as of 12/31/2021

Edward A. Pesicka President & CEO	244,499	$10,635,707

Andrew G. Long Executive Vice President & Chief Financial Officer	32,913	$ 1,431,716

Jeffrey T. Jochims Executive Vice President, Chief Operating Officer & President, Products & Healthcare Services	35,258	$ 1,533,723

Christopher M. Lowery President Global Products	120,606	$ 5,246,361

Nicholas J. Pace Executive Vice President, General Counsel & Corporate Secretary	80,737	$ 3,512,060

Mark P. Zacur Former Executive Vice President, Chief Commercial Officer	71,007	$ 3,088,805

Retirement Compensation

We maintain market-competitive retirement programs for our executives as retirement compensation is an essential component of an overall total executive compensation package in that it provides security for the future needs of the executives and their families. Our NEOs are entitled to participate in the Company’s 401(k) Plan and receive Company matching contributions in the same manner as all other Company teammates. We also maintain an Executive Deferred Compensation and Retirement Plan in which members of senior management and other senior-level teammates are eligible to participate. This plan permits participants to defer up to 75% of their base salary and up to 100% of their annual cash bonus. This plan provides for similar investment options as our 401(k) Plan. The Company matches up to 5% of combined 401(k) Plan and deferred compensation plan contributions, provided that the participant has first maximized permitted contributions under the 401(k) Plan.

Other Benefits

In addition to the components of compensation discussed above, we provide certain other limited benefits to executives to help maximize the time key executives are able to spend on the Company’s business and to ensure that our executive compensation program remains competitive in the marketplace for key executive talent. These other benefits consist of the following and are specifically disclosed by amount in footnote (3) to the Summary Compensation Table on page 41 of this Proxy Statement: funding of life insurance policy premiums, tax and financial planning and tax return preparation assistance, and an annual physical and access to a concierge medical practice. In addition, NEOs may participate in our health and welfare plans and teammate stock purchase plan on the same basis as other full-time teammates. We do not provide tax gross-ups on any income executives may realize as a result of the foregoing benefits.

Our Board of Directors has determined that it is in the best interest of the Company to encourage the use of our corporate aircraft for the personal travel of our President & Chief Executive Officer because it increases his time available for business purposes and enhances his safety and security, especially during the COVID-19 pandemic. Beginning in March 2021, our President & Chief Executive Officer has personal travel allowance on our corporate aircraft. He does not receive tax reimbursement for any imputed income associated with personal travel.

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Executive Compensation

Severance Policy

The Company has an officer severance policy that applies to corporate officers who are involuntarily terminated without cause (or who resign at the request of the Company) in a non-change of control situation. The policy was designed to provide consistent and fair treatment of these departing officers. Receipt of payments under the severance policy is also conditioned upon the officer’s agreement to certain restrictive covenants and a general release of claims against the Company. The Company provides for the following under its officer severance policy:

Officer Position	Severance Amount	Severance Period	Other Benefits

Chief Executive Officer President Executive Vice President Senior Vice President	1.5 x the sum of: • Base Salary • The lower of average actual bonus paid or target bonus for the three calendar years prior to date of employment termination	18 months

Lump sum payment for the continuation of Medical/Dental/Vision Benefits during severance period

Up to six months of outplacement services

Tax preparation and financial counseling services during severance period

The severance policy does not address the disposition of outstanding stock awards upon involuntary termination without cause. That is addressed in the applicable equity award agreement. In general, upon an involuntary termination without cause (or resignation at the request of the Company), a pro rata portion of the officer’s restricted stock awards and earned performance share awards (as applicable) vests at the date of employment termination based on the number of months worked during the applicable vesting and/or performance period.

Change in Control Agreements

The Company has entered into change in control agreements (“CIC Agreements”) with its NEOs. The purpose of the CIC Agreements is to encourage key management personnel to remain with the Company and to help avoid distractions and conflicts of interest in the event of a potential or actual change in control of the Company so that executives will focus on a fair and impartial review of the acquisition proposal and the maximization of shareholder value despite the risk of losing their employment. The OP&C Committee believes that the CIC Agreements help it to attract and retain key executive talent that could have other employment alternatives that may appear to be less risky absent these arrangements. The OP&C Committee further believes that these CIC Agreements are appropriately structured to provide a temporary level of income protection in the event of employment loss due to a change in control.

The CIC Agreements do not provide for excise tax gross-up payments. In addition, the severance payment obligation under the CIC Agreements has a “double trigger” such that the payment of a severance benefit may only be made if there is a qualifying change of control and the executive’s employment with the Company is terminated by the Company without “cause” or by the officer for “good reason” within 24 months after such change in control.

Termination of employment by the Company is for “cause” if it is because of the executive officer’s (i) willful and continued failure to substantially perform his or her duties (other than due to incapacity, illness, etc.) or (ii) engaging in conduct demonstrably and materially injurious to the Company. Termination of employment by the executive officer is for “good reason” if it is because of (i) a material diminution in authority, duties or responsibilities; (ii) a material reduction in annual base salary, bonus opportunity or benefits; (iii) a relocation of place of employment by more than 35 miles or substantial increase in travel obligations; (iv) a failure to pay compensation due to the executive officer; or (v) certain other reasons defined in the CIC Agreement.

A change in control is generally deemed to have occurred under the CIC Agreements:

(i)

if any person acquires 30% or more of the Company’s voting securities (other than the Company or its affiliates); except that, for the purposes of determining whether a change in control has occurred under the terms of the Company’s outstanding equity award agreements, shares issued by the Company directly to the acquirer shall not be taken into account when determining whether the 30% threshold has been met;

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(ii)

if the Company’s directors as of the beginning or renewal date of the CIC Agreement (the “Incumbent Board”) cease to constitute a majority of the Board (unless the members’ nominations or elections were approved by a majority of the Incumbent Board);

(iii)

upon the approval by shareholders of a merger or consolidation of the Company (or any subsidiary) other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the voting power of the securities of the Company (or surviving entity) outstanding immediately after the merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company in which no person acquires more than 30% of the combined voting power of the Company’s then-outstanding securities; or

(iv)	upon the approval by shareholders of a plan of liquidation or sale of substantially all of the Company’s assets.

The current CIC Agreements provide the following benefits to our NEOs:

(i)

That a lump-sum payment in the case of a qualifying termination of employment following a change in control equals (a) 2.0 multiplied by (b) the sum of the executive officer’s annual salary plus the executive’s target bonus;

(ii)

a lump sum amount representing a pro rata portion of any incentive compensation earned by the executive officer through the date of termination, assuming achievement of performance goals at the target level;

(iii)

an amount equal to additional premiums for continued medical benefits under COBRA for two years and additional premiums for individual life insurance policies for two years (for executive officers receiving Company-provided life insurance); and

(iv)

all unvested shares of restricted stock granted to the executive officer vest, all stock options vest and become immediately exercisable and all performance shares are awarded at the target level and become vested.

The CIC Agreements provide that the severance benefit is reduced by the amount of any benefits payable under any other severance plan or arrangement of the Company.

In consideration for any benefits paid, the CIC Agreements impose certain non-competition and non-solicitation restrictive covenants on the executive officers for a period of 12 months following employment termination and prohibit the disclosure and use of confidential Company information. Each CIC Agreement continues in effect through December 31, 2022 and renews on a year-to-year basis unless terminated by the Company with a notice of non-renewal delivered by September 30.

Equity awards have the same “double-trigger” feature discussed above for accelerated vesting and exercisability, as applicable, in the event of a change in control. These same terms apply to the equity awards of all teammates in the Company upon a change in control.

Potential Payments Upon Termination or Change in Control

In 2018, the Board approved a revised form of the CIC Agreement for new executives first employed by the Company following the fall of 2018, as described above, which includes Messrs. Pesicka, Long and Jochims. The terms of this revised form of CIC Agreement is described above. For Mr. Pace, who entered into a CIC Agreement prior to the Fall of 2018, the cash severance benefit equals a lump sum payment equal to 2.99 times the sum of his annual base salary as of the date of termination or change in control (whichever is greater) plus a payment equal to the average bonus for the three years preceding the date of termination or change in control (whichever is greater).

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Executive Compensation

The following table reflects the estimated potential compensation payable to each of the NEOs under the Company’s compensation and benefit plans and arrangements in the event of termination of such executive’s employment under various scenarios, including voluntary termination without cause, voluntary termination or involuntary termination with cause, termination following a change in control and termination due to disability or death. Except as otherwise stated in footnote (6) to the table below, the amounts shown are estimates of the amounts that would be paid to the NEOs upon termination of their employment assuming that such termination was effective December 31, 2021. As Messrs. Lowery and Zacur have entered into separation agreements, their separation payments are described following the table.

Name and Principal Position	Cash Severance Payment ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards(5) ($)	Parachute Excise Tax Impact(6) ($)	Total Termination Benefits ($)

Edward A. Pesicka, President & Chief Executive Officer(1)

• Involuntary Termination Without Cause(2)	$3,078,000	$41,196	$22,488,760	$—	$25,607,956

• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—

• Involuntary or Good Reason Termination after Change In Control(3)	4,104,000	26,115	57,722,195	—	61,852,310

• Disability(4)	3,652,801	—	25,288,769	—	28,941,570

• Death(4)	—	—	57,722,195	—	57,722,195

Jeffrey T. Jochims, Executive Vice President, Chief Operating Officer & President, Products & Healthcare Services(1)

• Involuntary Termination Without Cause(2)	$1,681,500	$24,108	$1,854,884	$—	$3,560,492

• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—

• Involuntary or Good Reason Termination after Change In Control(3)	2,242,000	26,332	5,112,294	—	7,380,626

• Disability(4)	1,345,500	—	3,454,901	—	4,800,401

• Death(4)	—	—	5,112,294	—	5,112,294

Andrew G. Long, Executive Vice President, Chief Financial Officer(1)

• Involuntary Termination Without Cause(2)	$1,681,500	$29,964	$2,234,030	$—	$3,945,494

• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—

• Involuntary or Good Reason Termination after Change In Control(3)	2,242,000	34,140	4,714,269	—	6,990,409

• Disability(4)	1,079,500	—	3,634,034	—	4,713,534

• Death(4)	—	—	4,714,269	—	4,714,269

Nicholas J. Pace, Executive Vice President, General Counsel & Corporate Secretary

• Involuntary Termination Without Cause(2)	$1,390,500	$24,108	$4,691,214	$—	$6,105,822

• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—

• Involuntary or Good Reason Termination after Change In Control(3)	2,399,114	26,332	9,785,151	—	12,210,597

• Disability(4)	1,189,000	—	6,091,218	—	7,280,218

• Death(4)	—	—	9,785,151	—	9,785,151

(1)

The amounts shown in the table do not include accrued salary and vacation payable through the date of the NEO’s employment termination or the distribution of any balances under the Executive Deferred Compensation Plan or the Company’s 401(k) Plan.

(2)	See the discussion of the Company’s severance policy above for information on benefits payable to the NEOs upon involuntary termination without cause.

(3)	See the discussion of the Company’s CIC Agreements above for information on benefits payable to the NEOs upon a change in control.

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(4)

A termination of employment due to death or disability entitles the NEOs to benefits under the Company’s life insurance or disability plan, as applicable, available to salaried teammates generally. In addition and also as applicable to salaried teammates generally who receive grants of stock options and restricted stock, upon termination of employment due to death, all stock options and shares of restricted stock immediately vest; and, upon termination of employment due to disability, unvested stock options are forfeited and shares of restricted stock vest on a pro rata basis. In addition, upon death, NEOs are entitled to receive performance shares that are actually earned based on achievement of performance conditions and, upon disability, a pro rata portion of any such shares earned relative to time worked during the performance period.

(5)

The amounts in this column represent the estimated benefit to the NEO due to accelerated vesting of equity awards and are calculated based on the number of shares subject to accelerated vesting multiplied by $43.50, the closing price of the Company’s Common Stock on December 31, 2021. Any performance shares that vest are valued based upon assumed performance at the target level.

(6)

If executive would be better off on an after-tax basis, the parachute payment will be reduced to a level equal to the 280G safe harbor per the provisions of each executive’s change in control agreement.

Mr. Zacur’s employment with the Company terminated on December 31, 2021 and he received a cash separation payment of $1,386,421. In addition, restrictions lapsed on 38,094 shares of stock unvested restricted stock that Mr. Zacur held at separation. Mr. Lowery has entered into a separation agreement whereby his employment with the Company will terminate on March 31, 2022 pursuant to which he will receive a cash separation payment of $1,632,028. In addition, restrictions will lapse on 245,849 unvested shares pro-rated to his termination date. As part of normal course of business and described in his separation agreement, Mr. Lowery will receive his 2021 AIP payment of $1,062,000 prior to his termination.

Recoupment Policy

In an effort to mitigate any imprudent risk-taking behavior associated with incentive compensation, the Company has a policy that permits the recoupment of performance-based cash and equity compensation paid to executive officers. This compensation is recoverable from an executive officer if:

(i)	The payment or award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements;

(ii)	The Board (or its designated committee) determines that the executive officer engaged in misconduct that caused or substantially caused the need for the restatement; and

(iii)	A lower payment would have been made to the executive officer based upon the restated financial results.

If the foregoing conditions are met, as determined by the Board (or its designated committee), the Company, under terms of the applicable program or award agreements, will recover from the executive officer the amount by which his or her performance-based compensation for the relevant period exceeded the amount (if any) that would have been paid based on the restated financial results. The Board (or its designated committee) may take such further action as it deems necessary or appropriate to remedy the misconduct and prevent its recurrence. The recoupment policy currently will not apply to performance-based compensation after the second anniversary of the date on which such compensation was paid. We continue to monitor additional requirements that may be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002 and that would lead to modification of this policy to the extent required by the Dodd-Frank Act of 2010 and the related final rules of the SEC.

Hedging, Pledging and Derivatives Trading Prohibition

The Company has policies that prohibit directors, officers and other teammates with access to confidential information of the Company from engaging in certain transactions relating to our Common Stock, including buying or selling options and short sales. We also prohibit these individuals from hedging the economic risk of ownership of our Common Stock and holding our Common Stock in a margin account or pledging our Common Stock as collateral for a loan.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally precludes a tax deduction by any publicly-held company for compensation paid to any “covered employee” to the extent the compensation paid to such covered employee exceeds $1 million during any taxable year of the company. “Covered Employees” include any employee (i) serving as the Chief Executive Officer or the Chief Financial Officer of the Company at any time during the taxable year, (ii) whose total compensation is required to be reported to the shareholders of the Company by reason of being among the three highest paid officers of the Company (other than the Chief Executive Officer and the Chief Financial Officer) for the applicable

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Executive Compensation

taxable year, or (iii) any employee who qualified as a “covered employee” for any previous taxable year of the company (or any predecessor) beginning after December 31, 2016. While we prefer to maximize the deductibility of any compensation we pay, we also believe that it is important to preserve flexibility in administering our compensation programs to promote various corporate goals. Accordingly, we have not adopted a policy that all compensation must be deductible in full. Certain of the amounts paid under our compensation and other executive programs will not likely be deductible as the result of Section 162(m). We intend to continue to design our executive compensation arrangements to be consistent with our best interests and the interests of our shareholders and we understand that certain of our compensation arrangements will not be deductible in full.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our teammates and the annual total compensation of Mr. Pesicka, our President and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

As disclosed in the Summary Compensation Table, the 2021 annual total compensation as determined under Item 402 of Regulation S-K for Mr. Pesicka was $7,680,578. The 2021 annual total compensation as determined under item 402 of Regulation S-K for the median teammate was $6,853. Based on the foregoing, our estimate of the ratio of Mr. Pesicka’s annual total compensation to the median teammate’s annual total compensation for 2021 is 1,121 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

On December 31, 2021 we and our subsidiaries employed a total of over 17,000 teammates. For 2021, we identified the median teammate based on total target compensation of each teammate within our global workforce as set forth in our human resources databases on December 31, 2021, which included target salary, cash bonus, equity compensation, and other compensation. For the over 10,000 teammates outside the United States, we converted their compensation to US dollars using prevailing exchange rates as of December 31, 2021. We calculated the total annual compensation for the “median teammate” for 2021 in the same manner in which Mr. Pesicka’s total annual compensation was calculated in the Summary Compensation Table.

50            Owens & Minor, Inc.    ●    2022 Proxy Statement

Proposal 3: Advisory Shareholder Vote to Approve Executive Compensation

In accordance with Section 14A of the Exchange Act, shareholders have the opportunity to cast an advisory vote to approve the compensation of our NEOs as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our 2021 executive compensation programs and policies and the compensation paid to our NEOs. Although the vote is non-binding, we value our shareholders’ opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions. At the Company’s 2016 Annual Meeting, the majority of our shareholders voted to advise us to include a say-on-pay proposal every year, and the Board of Directors determined that the Company will hold an advisory shareholder vote on executive compensation every year. This non-binding advisory vote on the frequency of say-on-pay proposals must be held at least once every six years and is included as Proposal 4 in this Proxy Statement.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for our success in the intensely competitive global healthcare supply services industry. We seek to accomplish this goal in a manner that rewards performance, is aligned with long-term shareholder interests and is consistent with sound compensation governance principles. The OP&C Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A (which begins on page 26 of this Proxy Statement) are effective in implementing our compensation philosophy and in achieving our long-term goals and that the compensation of our NEOs in 2021 reflects and supports these compensation policies and procedures and reflects our foundational pay for performance principles.

Accordingly, the Board of Directors recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.”

The Board of Directors recommends a vote FOR the foregoing resolution approving, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

Owens & Minor, Inc.    ●    2022 Proxy Statement            51

Proposal 4: Advisory Vote On Frequency Of Shareholder Vote On Executive Compensation

As described in Proposal 3 above, the shareholders of Owens & Minor are being provided the opportunity to cast an advisory vote on our executive compensation program or a “say on pay” vote. This Proposal 4 provides shareholders the opportunity to cast an advisory vote on how often the Company should include a “say on pay” vote in its proxy materials for future shareholder meetings. This proposal is commonly referred to as a “frequency” or “say on frequency” vote. Shareholders last provided an advisory vote on “say on frequency” in 2016, and we are required to allow shareholders to re-consider this frequency vote at least every six years. Under this Proposal 4, shareholders may vote to have the “say on pay” vote every year, every two years or every three years. Although the vote is non-binding, we value your opinions and will consider the outcome of the vote in determining how frequently the Company conducts an advisory shareholder vote on its executive compensation.

In 2016, the Board of Directors recommended that the advisory “say on pay” vote be submitted for shareholder approval every year, and we recommend the continuance of an annual “say on pay” advisory vote. The Company believes that the “say on pay” advisory vote should be conducted every year (rather than every two or three years) so that shareholders may express their views on our executive compensation programs on an annual basis and, accordingly, provide us with continuing and timely feedback for consideration in making annual compensation decisions.

The Board of Directors recommends a vote to conduct an advisory vote on executive compensation “every year”.

52            Owens & Minor, Inc.    ●    2022 Proxy Statement

Certain Relationships and Transactions

In accordance with the Audit Committee charter, the Audit Committee shall review and discuss with management and the independent auditor any transactions or courses of dealing with parties related to the Company which transactions are significant in size or involve terms that differ from those that would likely be negotiated with independent parties and which are relevant to an understanding of the Company’s financial statements. The Audit Committee charter further provides that the Audit Committee shall review and approve all transactions between the Company and any related person that are required to be disclosed pursuant to Regulation S-K Item 404. The Company has not entered into any such related party transactions.

Shareholder Proposals

Under regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2023 Annual Meeting of Shareholders must present such proposal to our Corporate Secretary at the Company’s principal office at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 not later than November 17, 2022 in order for the proposal to be considered for inclusion in the Company’s Proxy Statement. All shareholder proposals and director nominations must be submitted in accordance with and contain the information required by our Bylaws, which are available as described under “Corporate Governance — Corporate Governance Materials” on page 4 of this Proxy Statement. The Company will determine whether to include properly submitted proposals in the Proxy Statement in accordance with the SEC’s regulations governing the solicitation of proxies.

Our Bylaws provide that a shareholder of the Company entitled to vote for the election of directors may nominate persons for election as directors only at an Annual Meeting and if written notice of such shareholder’s intent to make such nomination or nominations has been given to our Corporate Secretary not later than 120 days before the anniversary of the date of the Company’s immediately preceding Annual Meeting. The Corporate Secretary must receive written notice of a shareholder nomination to be acted upon at the 2023 Annual Meeting not later than December 30, 2022. The shareholder’s notice must include the information required by our Bylaws, including but not limited to:

•	the name and address of record of the shareholder intending to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made and of the person or persons to be nominated;

•	a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to nominate the director candidate;

•	the class and number of shares of Common Stock that are owned by such shareholder and such beneficial owners;

•

a description of all arrangements, understandings or relationships between such shareholder and each director nominee and any other person(s) (naming such person(s)) pursuant to which the nomination is to be made by such shareholder;

•

a description (including the names of any counterparties) of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and any other person on whose behalf the nomination is made, the effect or intent of which is to mitigate loss, manage risk or benefit resulting from share price changes of, or increase or decrease the voting power of the shareholder or any other person on whose behalf the nomination is made with respect to, shares of stock of the Company;

•

a description (including the names of any counterparties) of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder or any other person on whose behalf the nomination is made and any of its affiliates or associates, and any others acting in concert with any of the foregoing;

•	a representation that the shareholder will notify the Company in writing of any changes to certain information provided above (as further specified in the Bylaws);

•

such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the written consent of the nominee to serve as a director if elected.

Owens & Minor, Inc.    ●    2022 Proxy Statement            53

Certain Relationships and Transactions

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain the information required by our Bylaws, including but not limited to:

•	the information described above with respect to the shareholder proposing such business;

•

a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the Annual Meeting and the reasons for conducting such business at the Annual Meeting; and

•	any material interest of such shareholder and such beneficial owner in such business.

The requirements found in our Bylaws are separate from the requirements a shareholder must meet to have a proposal included in the Company’s Proxy Statement under the proxy rules.

Our Bylaws further permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of the outstanding shares of the Company’s stock eligible to vote in the election of directors continuously for at least three years, to nominate and include in the Company’s Annual Meeting proxy materials director candidates to comprise generally up to two or 20% of the Board seats (whichever is greater), provided that such shareholder or group of shareholders satisfies the requirements set forth in Article I, Section 1.10 of the Bylaws.

In addition to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 28, 2023.

Further Information About Attending the Virtual Annual Meeting

You are entitled to participate in the Annual Meeting only if you were a shareholder as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held. You will be able to virtually attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetnow.global/ MUX79MR. You also will be able to vote your shares online by attending the Annual Meeting by webcast.

To participate in the Annual Meeting, you will need to log on using the control number from your proxy card or meeting notice. The control number can be found in the shaded box.

If you are a registered shareholder, you do not need to register to attend the Annual Meeting virtually on the Internet. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance in order to attend the meeting. To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Owens & Minor holdings along with your name and email address to Computershare. You must contact the bank or broker who holds your shares to obtain your legal proxy. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, three business days prior to the meeting date. You will receive a confirmation of your registration by email after we receive your legal proxy. Requests for registration should be directed to us by emailing an image of your legal proxy, to legalproxy@computershare.com or by mail to Computershare, Owens & Minor, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

If you do not have your control number, you may attend as a guest (non-shareholder) but will not have the option to vote your shares or ask questions at the virtual meeting.

The online meeting will begin promptly at 9:00 a.m., Eastern Daylight Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

54            Owens & Minor, Inc.    ●    2022 Proxy Statement

Other Matters

The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. However, if any other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

March 17, 2022

BY ORDER OF THE BOARD OF DIRECTORS

NICHOLAS J. PACE

Executive Vice President, General Counsel &

Corporate Secretary

Owens & Minor, Inc.    ●    2022 Proxy Statement            55

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

2022 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and for every 1 YEAR on Proposal 4.

1.	Election of seven Directors, each for a one-year term and until their respective successors are elected and qualified:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Mark A. Beck	☐	☐	☐	02 - Gwendolyn M. Bingham	☐	☐	☐	03 - Kenneth Gardner-Smith	☐	☐	☐

04 - Robert J. Henkel	☐	☐	☐	05 - Stephen W. Klemash	☐	☐	☐	06 - Mark F. McGettrick	☐	☐	☐

07 - Edward A. Pesicka	☐	☐	☐

			For	Against	Abstain			For	Against	Abstain
2.	Ratification of the appointment of KPMG LLP as the Company’s independent public accounting firm for the year ending December 31, 2022		☐	☐	☐	3.	Advisory vote to approve the compensation of the Company’s named executive officers	☐	☐	☐
		1 Year	2 Years	3 Years	Abstain
4.	Advisory vote on the frequency of a shareholder vote on the compensation of the Company’s named executive officers	☐	☐	☐	☐	5.	To transact any other business properly before the Annual Meeting

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

1 U P X

03LI8B

The 2022 Annual Meeting of Shareholders of Owens & Minor, Inc. will be held virtually on Friday, April 29, 2022 at

9:00 a.m. (EDT). Please refer to the 2022 Proxy Statement for instructions about how to attend the virtual meeting.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The 2022 Proxy Statement and the 2021 Annual Report/Form 10-K to Shareholders are available at: www.edocumentview.com/OMI

▼IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Owens & Minor, Inc.

Annual Meeting of Shareholders to be held April 29, 2022

This Proxy is solicited by the Board of Directors of Owens & Minor, Inc.

Mark A. Beck, Robert J. Henkel and Edward A. Pesicka, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Owens & Minor, Inc. to be held on April 29, 2022 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote “FOR” all nominees named in Proposal 1 and “FOR” Proposals 2, 3 and for every “1 YEAR” on Proposal 4. The Proxies, in their discretion, are further authorized to vote upon such other business as may properly come before the 2022 Annual Meeting of Shareholders and any postponements or adjournments thereof.

(Items to be voted appear on reverse side)

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.

Online
Go to www.envisionreports.com/OMI or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/OMI

2022 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and for every 1 YEAR on Proposal 4.

1.	Election of seven Directors, each for a one-year term and until their respective successors are elected and qualified:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Mark A. Beck	☐	☐	☐	02 - Gwendolyn M. Bingham	☐	☐	☐	03 - Kenneth Gardner-Smith	☐	☐	☐

04 - Robert J. Henkel	☐	☐	☐	05 - Stephen W. Klemash	☐	☐	☐	06 - Mark F. McGettrick	☐	☐	☐

07 - Edward A. Pesicka	☐	☐	☐

			For	Against	Abstain			For	Against	Abstain
2.	Ratification of the appointment of KPMG LLP as the Company’s independent public accounting firm for the year ending December 31, 2022		☐	☐	☐	3.	Advisory vote to approve the compensation of the Company’s named executive officers	☐	☐	☐
		1 Year	2 Years	3 Years	Abstain
4.	Advisory vote on the frequency of a shareholder vote on the compensation of the Company’s named executive officers	☐	☐	☐	☐	5.	To transact any other business properly before the Annual Meeting

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

1 U P X

03LI7A

The 2022 Annual Meeting of Shareholders of Owens & Minor, Inc. will be held on

Friday, April 29, 2022 at 9:00 a.m. Eastern Daylight Time, virtually via the internet at www.meetnow.global/MUX79MR.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The 2022 Proxy Statement and the 2021 Annual Report/Form 10-K to Shareholders are available at: www.envisionreports.com/OMI

Small steps make an impact.
Help the environment by consenting to receive electronic
delivery, sign up at www.envisionreports.com/OMI

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Owens & Minor, Inc.

Annual Meeting of Shareholders to be held April 29, 2022

This Proxy is solicited by the Board of Directors of Owens & Minor, Inc.

Mark A. Beck, Robert J. Henkel and Edward A. Pesicka, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Owens & Minor, Inc. to be held on April 29, 2022 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote “FOR” all nominees named in Proposal 1 and “FOR” Proposals 2, 3 and for every “1 YEAR” on Proposal 4. The Proxies, in their discretion, are further authorized to vote upon such other business as may properly come before the 2022 Annual Meeting of Shareholders and any postponements or adjournments thereof.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐